SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.             )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

DANKA BUSINESS SYSTEMS PLC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DANKA BUSINESS SYSTEMS PLC

Masters House, 107 Hammersmith Road

London W14 0QH England

(Registered in England No. 1101386)

November 19, 2003

To holders of ordinary shares, convertible participating shares and American depositary shares of Danka Business Systems PLC and, for informational purposes only, holders of options to acquire ordinary shares and holders of options to acquire American depositary shares.

Dear Fellow Shareholder:

You are cordially invited to attend our 2003 annual general meeting. The meeting will be held on Friday, December 12, 2003 at 2 p.m. (London time) at the Office of Weber Shandwick Square Mile, Fox Court, 14 Gray’s Inn Road, London WC1X 8WS. The notice of annual general meeting and the proxy statement on the following pages describe the formal business of the meeting, which includes resolutions proposing: (1), (2) and (3) re-election of directors; (4) appointment of new auditors; (5) authorizations for our directors to allot ordinary shares; (6) authorizations to disapply pre-emption rights; and (7) approval of the directors’ remuneration report for the year ended 31st March, 2003. We will also report on Danka’s progress and comment on matters of current interest.

Your directors believe that the resolutions to be proposed at the meeting are in the best interests of Danka and its shareholders and unanimously recommend that shareholders vote in favor of all of the resolutions. You will notice that these proxy materials are very comprehensive because we must comply with securities law requirements in both the United Kingdom and the United States.

It is important that holders of our ordinary shares and our convertible participating shares be represented at the meeting. We ask that ordinary shareholders promptly sign, date and return the enclosed white proxy card to arrive at our registrars, Computershare Investor Services PLC, not later than 2 p.m. (London time) on December 10, 2003 even if you plan to attend the meeting. Convertible participating shareholders should promptly sign, date and return the enclosed pink proxy card to arrive at our registered office at the address set out above, not later than 2 p.m. (London time) on December 10, 2003 even if you plan to attend the meeting. Returning your proxy card will not prevent you from voting your shares in person at the meeting if you are present and choose to do so. Ordinary shares represented by American depositary shares will be voted by The Bank of New York as depositary for our American depositary shares pursuant to instructions received from holders of American depositary shares. If you hold American depositary shares, we ask that you promptly sign, date and return the voting instructional form in the enclosed envelope provided by the depositary, and otherwise follow the special voting instructions provided by the depositary. The voting instructional form must be returned to the depositary not later than 5:00 p.m. (Eastern time) on December 5, 2003. If you hold American depositary shares, you cannot vote them at the meeting, nor may you grant a proxy to vote your shares other than by completing and returning the voting instructional form provided in your proxy materials.

You may also read the notice of annual general meeting on the Internet at www.danka.com/AnnualGeneralMeeting.asp.

Sincerely,

P. Lang Lowrey, III
CEO and Chairman

This proxy statement and related materials are being distributed on or about November 19, 2003.

DANKA BUSINESS SYSTEMS PLC

(Registered in England No. 1101386)

NOTICE OF ANNUAL GENERAL MEETING

FRIDAY, DECEMBER 12, 2003

Notice is hereby given that the 2003 Annual General Meeting (the “Meeting”) of Danka Business Systems PLC (the “Company”) will be held at the Office of Weber Shandwick Square Mile, Fox Court, 14 Gray’s Inn Road, London WC1X 8WS, on Friday, December 12, 2003 at 2 p.m. (London time) for the following purposes:

Agenda

To consider and, if thought fit, approve the following ordinary resolutions:

1.  THAT Jaime W. Ellertson, who was appointed as a Director by the Board of Directors since the 2002 Annual General Meeting and whose appointment expires at the 2003 Annual General Meeting, be and is hereby re-elected to serve as a Director of the Company in accordance with the Company’s Articles of Association.

2.  THAT J. Ernest Riddle, whose term as a Director expires at the 2003 Annual General Meeting, be and is hereby re-elected to serve as a Director of the Company in accordance with the Company’s Articles of Association.

3.  THAT James L. Singleton, whose term as a Director expires at the 2003 Annual General Meeting, be and is hereby re-elected to serve as a Director of the Company in accordance with the Company’s Articles of Association.

4.  THAT Ernst and Young LLP, Chartered Accountants and Registered Auditor, be and are hereby appointed to serve as the Company’s Auditors until the conclusion of the 2004 Annual General Meeting, and that the Board of Directors of the Company, or a duly appointed Committee thereof, be and is hereby authorized to fix the Auditors’ remuneration.

Special Business:    To consider and, if thought fit, approve the following ordinary resolution:

5.  THAT the Board of Directors be and is hereby generally and unconditionally authorized, in addition to the subsisting authority granted on December 17, 1999 but in place of all other subsisting authorities, pursuant to section 80 of the Companies Act 1985, as amended by the Companies Act 1989 (the “Companies Act”), to exercise all powers of the Company to allot relevant securities (within the meaning of Section 80 of the Companies Act) up to an aggregate nominal amount of £851,299 (representing approximately twenty-seven percent (27%) of the issued ordinary share capital of the Company as of October 15, 2003), for a period expiring (unless previously renewed, varied or revoked by the Company in general meeting) on the earlier of the date of the 2004 Annual General Meeting of the Company or March 12, 2005, save that the Company may before such expiry make an offer or agreement which would or might require relevant securities to be allotted after expiry of this authority, and the Board of Directors may allot relevant securities in pursuance of such an offer or agreement as if the authority conferred hereby had not expired.

Special Business:    To consider and, if thought fit, approve the following special resolution:

6.  THAT, subject to the passing of the resolution numbered 5, the Board of Directors be and is hereby generally empowered, in addition to the subsisting power granted on December 17, 1999, pursuant to section 95 of the Companies Act 1985 (as amended by the Companies Act 1989) (the “Companies Act”) to

i

allot equity securities (within the meaning of section 94(2) of the Companies Act), for cash pursuant to the general authority conferred by the resolution numbered 5 above as if section 89(1) of the Companies Act did not apply to such allotment, provided that this power shall:

(i)  expire on the earlier of the date of the 2004 Annual General Meeting of the Company or March 12, 2005, save that the Directors may allot equity securities under this authority after the expiry thereof pursuant to any offer or agreement made by the Company on or before such expiry date pursuant to this authority as if such authority had not expired; and

(ii)  be limited to the allotment of equity securities:

(a)  in connection with a rights issue or other pre-emptive offer concerning equity securities in the Company where it is, in the opinion of the Directors, necessary or expedient to allot equity securities otherwise than in accordance with section 89 of the Companies Act by reason of the rights attached to any shares or securities of the Company or in relation to fractional entitlements or legal or practical problems under the laws of or the requirements of any recognized regulatory body or stock exchange in any territory;

(b)  pursuant to the terms of any stock option plan or share option scheme or other plan for employees and/or executive or non-executive Directors approved by the Company in a general meeting, up to an aggregate nominal value of £625,075; or

(c)  otherwise than pursuant to sub-paragraphs (a) and (b) above, up to an aggregate nominal value not exceeding £625,075.

Special Business:    To consider and, if thought fit, approve the following ordinary resolution:

7.  THAT the directors’ remuneration report for the year ended 31st March, 2003 be approved.

By order of the Board of Directors

Paul G. Dumond
Secretary

Registered office:

Masters House

107 Hammersmith Road

London W14 0QH

Dated: November 19, 2003

Notes:

1.  Holders of ordinary shares and convertible participating shares of the Company and their duly appointed representatives are entitled to attend and vote at the meeting. Holders of ordinary shares and convertible participating shares of the Company are entitled to appoint one or more proxies to attend and, on a poll, to vote in their stead. A proxy need not be a member of the Company.

2.  A white form of proxy for use by ordinary shareholders is enclosed which, to be effective, must be completed and delivered together with the original power of attorney or authority, if any, under which it is signed (or as a notarially certified copy thereof), to Computershare Investor Services PLC, PO Box 1075, Bristol BS99 3FA, so as to arrive not later than 48 hours before the time the meeting is to be held.

3.  A pink form of proxy for use by holders of convertible participating shares is being circulated to those holders. To be effective such form of proxy must be completed and delivered together with the original power of attorney or authority, if any, under which it is signed (or a notarially certified copy thereof), to the Company’s registered office, Masters House, 107 Hammersmith Road, London W14 0QH so as to arrive not later than 48 hours before the time the meeting is to be held.

4.  Pursuant to regulation 34 of the Uncertified Securities Regulations 1995, the Company has specified that, to be entitled to attend and vote at the meeting (and for the purpose of determining the number of votes they may cast) members must be entered on the Company’s register of members at 2 p.m. (London time) on December 10, 2003. Changes to entries on the relevant register of securities after 2 p.m. on December 10, 2003 will be disregarded in determining the rights of any person to attend or vote at the meeting.

5.  Copies of the contracts of service of the directors of the Company and a register of directors’ interests kept by the Company are available for inspection at the registered office of the Company during normal working hours and will be available for inspection at the place of the meeting during the meeting and for at least fifteen (15) minutes prior to the meeting.

THIS PROXY STATEMENT IS FOR HOLDERS OF ORDINARY SHARES, CONVERTIBLE PARTICIPATING SHARES, HOLDERS OF AMERICAN DEPOSITARY SHARES REPRESENTED BY AMERICAN DEPOSITARY RECEIPTS, AND, FOR INFORMATIONAL PURPOSES ONLY, HOLDERS OF OPTIONS TO ACQUIRE ORDINARY SHARES OR AMERICAN DEPOSITARY SHARES OF DANKA BUSINESS SYSTEMS PLC. THIS PROXY STATEMENT CONTAINS INFORMATION REQUIRED UNDER REGULATION 14A UNDER THE SECURITIES EXCHANGE ACT OF 1934 OF THE UNITED STATES.

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. IF YOU HAVE ANY DOUBT AS TO THE ACTION YOU SHOULD TAKE, YOU SHOULD IMMEDIATELY CONSULT YOUR STOCKBROKER, BANK MANAGER, SOLICITOR/ATTORNEY, ACCOUNTANT OR OTHER PROFESSIONAL ADVISER AUTHORIZED UNDER THE FINANCIAL SERVICES AND MARKETS ACT 2000 OF THE UNITED KINGDOM OR FROM ANOTHER APPROPRIATELY AUTHORIZED INDEPENDENT PROFESSIONAL ADVISOR IF YOU ARE NOT IN THE UNITED KINGDOM.

IF YOU HAVE SOLD OR OTHERWISE TRANSFERRED YOUR ORDINARY SHARES, CONVERTIBLE PARTICIPATING SHARES OR AMERICAN DEPOSITARY SHARES, PLEASE SEND THIS DOCUMENT TOGETHER WITH THE ACCOMPANYING FORM OF PROXY TO THE PURCHASER OR TRANSFEREE OR TO THE STOCKBROKER, BANK OR OTHER AGENT THROUGH WHOM THE SALE OR TRANSFER WAS EFFECTED FOR TRANSMISSION TO THE PURCHASER OR TRANSFEREE.

DANKA BUSINESS SYSTEMS PLC

Masters House, 107 Hammersmith Road

London W14 0QH England

(Registered in England No. 1101386)

PROXY STATEMENT

INTRODUCTION

General

This proxy statement is furnished by the board of directors of Danka Business Systems PLC in connection with the solicitation of specific voting instructions from holders of Danka’s American depositary shares and proxies from Danka’s ordinary shareholders and convertible participating shareholders for voting at our 2003 annual general meeting. The meeting will be held at 2 p.m. (London time) on December 12, 2003 at the Office of Weber Shandwick Square Mile, Fox Court, 14 Gray’s Inn Road, London WC1X 8WS, and at any adjournment of that meeting. The date on which this proxy statement and related materials is being first distributed to shareholders is on or about November 19, 2003.

As of October 15, 2003, 250,029,923 ordinary shares of 1.25 pence each were issued and outstanding, of which approximately seventy six percent (76%) were held in the form of American depositary shares. Each American depositary share represents four ordinary shares. As of October 15, 2003, 276,097 6.50% senior convertible participating shares of $1.00 each were issued and outstanding. Each convertible participating shareholder is entitled to receive notice and attend shareholder meetings as if such person were an ordinary shareholder and is entitled to vote on all matters at such meetings on which ordinary shareholders are entitled to vote. The terms on which convertible participating shareholders vote at shareholder meetings are described below (see section headed “Voting Instructions/Ordinary Shareholders and Convertible Participating Shareholders”).

The cost of soliciting proxies and voting instructions will be borne by Danka. In addition to the use of the mails, proxies and voting instructions may be solicited personally or by telephone by our employees. We do not expect to pay any compensation for the solicitation of proxies or voting instructions, but may reimburse brokers, The Bank of New York, the depositary of our American depositary share program, and other persons holding stock in their names, or in the names of nominees, for their expenses in sending proxy materials to their principals and obtaining their proxies and/or voting instructions.

Prior to 1994, our ordinary shareholders had adopted a resolution at our annual general meetings to receive and approve our Directors’ Report and Accounts (financial information) prepared according to Generally Accepted Accounting Principles of the United Kingdom (“U.K. GAAP”), for that year and the report of the auditors thereon (our “Annual Report and Accounts”). United Kingdom companies legislation no longer requires that our shareholders approve our Annual Report and Accounts. Therefore, we determined in 1994 not to propose such a resolution at our annual general meetings because the applicable disclosure requirements of United States securities laws in connection with such a vote would otherwise create unnecessary cost and inconvenience. However, as required by United Kingdom companies legislation, our 2003 Annual Report and Accounts prepared in accordance with U.K. GAAP will be presented at the meeting and shareholders present at the meeting may ask any questions relating thereto. Additionally, our United Kingdom shareholders have received a copy of the 2003 Annual Report and Accounts in either the full or abbreviated formats, as they have so elected. United States shareholders have received our financial information prepared in accordance with United States Generally Accepted Accounting Principles in their copy of our 2003 Annual Report. United States holders of American depositary shares who would like a copy of the 2003 Annual Report and Accounts should contact our registered office to request a copy. Additionally, copies of relevant contracts of service of our directors and a register of directors’ interests kept by Danka are available for inspection at our registered office during normal working hours and will be available for inspection at the place of the annual general meeting during the meeting and for at least fifteen (15) minutes prior to the meeting.

In this proxy statement, references to “Danka”, “company”, “us”, “we” and “our” are to Danka Business Systems PLC, or to Danka Business Systems PLC and its directly and indirectly owned subsidiaries, as the context requires. References to “shareholders” are to holders of ordinary shares, holders of convertible participating shares and holders of American depositary shares. References to “pounds,” “pence” or “£” are to United Kingdom currency, and references to “U.S. dollars”, “dollars” or “$” are to United States currency. Amounts that have been paid in currency of the United States are generally denominated herein in United States currency, and amounts that have been paid in currency of the United Kingdom are generally denominated herein in United Kingdom currency. Merely for convenience of the reader, the pound equivalent of the dollar at the noon buying rate on October 15, 2003 was £1.00 = $1.6698. The noon buying rate is the exchange rate in New York City for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York.

Voting Instructions/Ordinary Shareholders and Convertible Participating Shareholders

Ordinary shareholders and convertible participating shareholders who are entitled to attend and vote at the annual general meeting may appoint a proxy to attend and, on a poll of such holders, to vote in their place. A proxy does not have to be an ordinary shareholder or a convertible participating shareholder.

Each ordinary shareholder and each convertible participating shareholder who is entitled to vote and who is present in person will have one (1) vote on a show of hands.

On each vote that is taken on a poll, each ordinary shareholder who is entitled to vote and who is present in person or by a proxy will have one (1) vote for each ordinary share owned.

On each vote that is taken on a poll, each convertible participating shareholder who is entitled to vote and who is present in person or by a proxy is entitled to exercise so many votes for each convertible participating share owned as equals the number of ordinary shares into which the convertible participating share is convertible on the record date set for determining the persons entitled to vote at the annual general meeting (which is

Wednesday, December 10, 2003). The convertible participating shares are convertible into ordinary shares at a rate per convertible participating share calculated by dividing the liquidation return for the convertible participating shares, which is $1,000 per convertible participating share plus accumulated and unpaid dividends from the last convertible participating share dividend payment date, by a conversion price of $3.11 per convertible participating share. The convertible participating share dividend accumulates on a daily basis; therefore, the conversion rate increases fractionally on a daily basis until the next convertible participating share dividend is paid. As of November 15, 2003, the latest convertible participating share dividend date, the conversion rate was 321.543 ordinary shares per convertible participating share. The liquidation return is subject to increase in some circumstances if Danka is in default of its payment obligations under the convertible participating shares, and the conversion price is subject to increase in some circumstances to protect convertible participating shareholders against dilution. Assuming that no event occurs between the date of this document and the record date for the meeting that will cause an adjustment of the liquidation return or the conversion price (and we do not anticipate any such event), on December 10, 2003, the record date for determining the holders of ordinary shares and convertible participating shares entitled to vote at the annual general meeting, the conversion rate will be 322.937 ordinary shares per convertible participating share.

An ordinary resolution requires the affirmative vote of a majority of the votes cast at the annual general meeting. A special resolution requires an affirmative vote of at least seventy-five percent (75%) of the votes cast at the meeting.

A white form of proxy is enclosed for ordinary shareholders. To be effective, forms of proxy in respect of ordinary shares must be deposited with our registrars, Computershare Investor Services PLC, P.O. Box 1075, Bristol BS99 3FA England, at least forty-eight (48) hours before the time appointed for the holding of the annual general meeting.

A pink form of proxy is enclosed for convertible participating shareholders. To be effective, forms of proxy in respect of convertible participating shares must be deposited at our registered office, Masters House, 107 Hammersmith Road, London W14 0QH England, at least forty-eight (48) hours before the time appointed for the holding of the annual general meeting.

If proxies are signed and returned without voting instructions or (unless otherwise instructed) if matters other than those set out in this document are properly brought before the annual general meeting (including by means of amendment to any resolution), the ordinary shares or convertible participating shares represented by the proxies will be voted as the proxy deems fit. Abstentions and “broker non-votes” will not be counted. A “broker non-vote” is a vote that a broker holding shares of record for its customers (i.e. in a “street name”) is not permitted to cast under applicable regulations because the broker has not received clear voting instructions from its customer. Ordinary shares or convertible participating shares that are not voted by ordinary shareholders or convertible participating shareholders or brokers entitled to vote them, due to abstention or failure to cast a ballot in person or by returning a signed proxy, will not be considered in the final tabulation.

Any proxy delivered pursuant to this solicitation may be revoked, at the option of the person executing the proxy, at any time before it is exercised by submitting a later-dated proxy or by delivering a signed revocation in no specifically required form to Computershare Investor Services PLC, for ordinary shareholders, and to the company’s registered office, for holders of convertible participating shares, at least 48 hours before the annual general meeting, or by attending the meeting in person and casting a ballot.

Voting Instructions/Holders of American Depositary Shares

Holders of American depositary shares should complete and return the voting instructional form provided to them in their proxy materials by the depositary in accordance with the terms provided thereon not later than 5:00 p.m. (Eastern time) on December 5, 2003. The close of business on November 5, 2003, has been fixed as the record date for the determination of the holders of American depositary shares entitled to provide voting instructions to the depositary. If you hold American depositary shares, you cannot vote the ordinary shares represented by your American depositary shares at the annual general meeting or grant proxies to vote your shares other than through instructions to the depositary. Ordinary shares represented by American depositary shares will be voted at the meeting by the depositary pursuant to the voting instructional forms received from holders of American depositary shares.

You may revoke your voting instructions to the depositary at any time before 5:00 p.m. (Eastern time) on December 5, 2003 by delivering a notice in writing to the depositary or granting a later-dated signed voting instruction form. You cannot cancel your voting instructions to the depositary by attending the annual general meeting or by granting a proxy to vote at the meeting for you.

For purposes of the remainder of this document, the term “vote” means either a vote by an ordinary shareholder or a convertible participating shareholder or instructions to the depositary by a holder of American depositary shares, unless the context requires otherwise.

Quorum

A quorum is necessary to hold a valid shareholder meeting. A quorum comprises at least three holders of record of ordinary shares and/or convertible participating shareholders present in person or by proxy at the meeting.

RESOLUTIONS

Resolutions 1 (Ordinary), 2 (Ordinary), and 3 (Ordinary) : Re-Election of Directors

Our articles of association provide that the term of any director who has been appointed by our board of directors since our last annual general meeting expires at the annual general meeting. Jaime W. Ellertson was appointed by our board since our last annual general meeting and, therefore, his term expires at the meeting.

Our board of directors recommends that Mr. Ellertson be re-elected at the meeting to serve as a director. To accomplish the foregoing, our board of directors proposes adoption of the following resolution:

Resolution 1:

THAT Jaime W. Ellertson, who was appointed as a Director by the Board of Directors since the 2002 Annual General Meeting and whose appointment expires at the 2003 Annual General Meeting, be and is hereby re-elected to serve as a Director of the Company in accordance with the Company’s Articles of Association.

Our board of directors has unanimously approved proposed Resolution 1 and recommends that you vote “FOR” its adoption. An affirmative vote of a majority of the votes cast at the meeting will be required for adoption of the proposed resolution.

Our articles of association set the size of our board of directors at not less than two members. Our board currently consists of nine directors who serve pursuant to our articles of association. Two of our directors are chosen by the holders of the convertible participating shares. These directors are currently James L. Singleton and Christopher B. Harned. Mr. Singleton’s term will expire at the meeting.

Under our articles of association, each director is required to retire from office at the third annual general meeting after his appointment, or, if earlier, the annual general meeting which falls in the third calendar year after his appointment. Any director must retire at the first annual general meeting which takes place after the director reaches the age of 70 and annually thereafter.

Pursuant to our articles of association, two of our current directors, J. Ernest Riddle and James L. Singleton will retire at the annual general meeting.

Our board of directors recommends that Mr. Riddle be re-elected at the meeting to serve as a director. To accomplish the foregoing, our board of directors proposes adoption of the following resolution:

Resolution 2:

THAT J. Ernest Riddle, whose term as a Director expires at the 2003 Annual General Meeting, be and is hereby re-elected to serve as a Director of the Company in accordance with the Company’s Articles of Association.

Our board of directors has unanimously approved proposed Resolution 2 and recommends that you vote “FOR” its adoption. An affirmative vote of a majority of the votes cast at the meeting will be required for adoption of the proposed resolution.

Our board of directors recommends that Mr. Singleton be re-elected at the meeting to serve as a director. To accomplish the foregoing, our board of directors proposes adoption of the following resolution:

Resolution 3:

THAT James L. Singleton, whose term as a Director expires at the 2003 Annual General Meeting, be and is hereby re-elected to serve as a Director of the Company in accordance with the Company’s Articles of Association.

Our board of directors has unanimously approved proposed Resolution 3 and recommends that you vote “FOR” its adoption. An affirmative vote of a majority of the votes cast at the meeting will be required for adoption of the proposed resolution.

Resolution 4 (Ordinary): Appointment of Auditors

We are required at the meeting, pursuant to Sections 384 and 385 of the United Kingdom Companies Act, to appoint auditors to serve until the conclusion of our next annual general meeting and to set the auditors’ remuneration.

The Board of Directors, upon recommendation of the Audit Committee, has appointed Ernst & Young LLP (“Ernst & Young”) as the Company’s independent public accountants for the fiscal year ending March 31, 2004. Representatives of Ernst & Young will be present at the Annual General Meeting and will be given an opportunity to make a statement and to respond to appropriate questions. The appointment of Ernst & Young is being submitted for ratification at the 2003 Annual General Meeting. If the appointment is not ratified, the appointment will be reconsidered by the Board of Directors, although the Board of Directors will not be required to appoint different independent auditors for the Company. Reconsideration by the Board of Directors could result in the delay of the appointment of independent auditors due to the difficulty and expense of the selection process.

A majority of the shares present and voting at the Annual General Meeting must be cast in favor of the ratification of Ernst & Young as the Company’s independent public accountants in order for the proposal to be adopted.

Prior independent auditors

On October 10, 2003 the Company retained Ernst & Young as its independent accountant for the fiscal year ending March 31, 2004. The decision to not re-appoint KPMG Audit Plc (“KPMG”) as the Company’s independent accountant and to retain Ernst & Young was approved by the Audit Committee of the Board of Directors of the Company. The Company reported this change in independent public accountants in a current report on Form 8-K filed with the Securities and Exchange Commission, or the SEC, on October 17, 2003.

The reports of KPMG on the financial statements of the Company for each of the fiscal years ended March 31, 2003 and March 31, 2002 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. For the fiscal years ended March 31, 2003 and March 31, 2002 and through the date of this report, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or audit scope or procedure which, if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of such disagreement in its reports on the financial statements for such fiscal years. Nor, except to the extent discussed below, were there any reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K for the fiscal years ended March 31, 2003 and March 31, 2002 and through the date of this report. The Audit Committee has authorized KPMG to respond fully to inquiries of Ernst & Young.

As a result of observations during its audits of the 2003 and 2002 financial statements, KPMG noted certain matters involving internal control and its operation that they considered to be a “reportable condition” under standards established by the American Institute of Certified Public Accountants. We acknowledged this condition, which was reported to our Audit Committee and reported in our Form 10-K for the year ended March 31, 2003. Such condition related to deficiencies in the design and operation of internal controls as they relate to the accuracy of U.S. billing and collection functions. The Company is addressing these deficiencies through the implementation of the Vision 21/Oracle system re-engineering process.

During the last two fiscal years and any subsequent interim period prior to engaging Ernst & Young, the Company has not consulted with Ernst & Young with regard to (i) any matter concerning the application of accounting principles to any specific transactions, either completed or proposed, or the type of audit opinion

Ernst & Young might render on the Company’s financial statements or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

The Company provided KPMG with a copy of the foregoing disclosures.

Representatives of KPMG are expected to be at the Annual Meeting and available to answer questions.

Our board of directors recommends that Ernst & Young be appointed to serve as our auditors until the conclusion of our next annual general meeting and that our board of directors, or a duly appointed committee thereof, be authorized to fix the auditors’ remuneration. To accomplish the foregoing, our board of directors proposes adoption of the following resolution:

Resolution 4:

THAT Ernst & Young PLC, Chartered Accountants and Registered Auditor, be and are hereby appointed to serve as the Company’s Auditors until the conclusion of the 2004 Annual General Meeting, and that the Board of Directors of the Company, or a duly appointed Committee thereof, be and is hereby authorized to fix the Auditors’ remuneration.

Our board of directors has unanimously approved proposed Resolution 4 and recommends that you vote “FOR” its adoption. An affirmative vote of a majority of the votes cast at the meeting will be required for adoption of the proposed resolution. We expect representatives of Ernst & Young to be present at the meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions at the meeting.

Resolutions 5 (Ordinary) and 6 (Special): Authority to Allot Shares/Pre-emptive Rights Waiver

Our board of directors recognizes that there may be instances where it is desirable for Danka to be able to issue (allot) securities in connection with various matters without the prior specific consent of shareholders. Before our board of directors may exercise any such power to allot relevant securities, section 80 of the United Kingdom Companies Act requires (with certain exceptions) that shareholders authorize a general power at a general meeting. Therefore, our board of directors is seeking authority in Resolution 5 to allot relevant securities up to an aggregate nominal amount of £851,299 (representing approximately twenty-seven percent (27%) of our issued ordinary shares as of October 15, 2003) before the earlier of the date of our 2004 annual general meeting or March 12, 2005 (subject to extension in the circumstances set out in the proposed resolution) for such purposes as desired in the discretion of the directors. The board of directors is seeking this authority to override the authority obtained at the extraordinary general meeting on December 17, 1999 (which was obtained for the purpose of allotment of the convertible participating shares and their conversion into ordinary shares), but in substitution for all other pre-existing authorities.

Assuming that Resolution 5 is passed, our board of directors will be authorized to allot relevant securities up to an aggregate nominal value of £2,251,299, equivalent to 180,103,956 ordinary shares. Of this number, we estimate that we will require 96,760,649 ordinary shares to facilitate conversion of 300,926 convertible participating shares as described below. The balance of 83,343,308 ordinary shares, which is equal to approximately thirty-three and one third percent (33 1/3%) of our issued ordinary shares as of October 15, 2003, will be available for general corporate purposes. The issuance of the 180,103,956 ordinary shares would dilute the existing shareholders ownership by approximately 54%.

We are required to make quarterly payment-in-kind dividends on our convertible participating shares until December 17, 2004, the fifth anniversary of their initial issue date. We estimate that, by December 15, 2004, we will have issued 300,926 convertible participating shares, and that those convertible participating shares will be convertible into 96,760,649 ordinary shares. The number of 300,926 convertible participating shares assumes that we pay a cumulative quarterly payment-in-kind dividend on the 218,000 convertible participating shares that we originally issued, and the additional convertible participating shares that we issue as payment-in-kind dividends, at a rate of 6.50% per annum throughout the five years from the initial issue date. The number of 96,760,649 ordinary shares assumes that the conversion price for the convertible participating shares remains at $3.11 per ordinary share.

To accomplish the foregoing, our board of directors proposes adoption of the following resolution:

Resolution 5:

THAT the Board of Directors be and is hereby generally and unconditionally authorized, in addition to the subsisting authority granted on December 17, 1999 but in place of all other subsisting authorities, pursuant to section 80 of the Companies Act 1985, as amended by the Companies Act 1989 (the “Companies Act”), to exercise all powers of the Company to allot relevant securities (within the meaning of Section 80 of the Companies Act) up to an aggregate nominal amount of £851,299 (representing approximately twenty-seven percent (27%) of the issued ordinary share capital of the Company as of October 15, 2003), for a period expiring (unless previously renewed, varied or revoked by the Company in general meeting) on the earlier of the date of the 2004 Annual General Meeting of the Company or March 12, 2005, save that the Company may before such expiry make an offer or agreement which would or might require relevant securities to be allotted after expiry of this authority, and the Board of Directors may allot relevant securities in pursuance of such an offer or agreement as if the authority conferred hereby had not expired.

Our board of directors has unanimously approved proposed Resolution 5 and recommends that you vote “FOR” its adoption. An affirmative vote of a majority of the votes cast at the meeting will be required for adoption of the proposed resolution.

Subject to the passing of proposed Resolution 5, our board of directors is seeking authority in Resolution 6 to issue equity securities for cash, other than effecting such issuance only after first offering the equity securities to Danka’s existing shareholders pro-rata to their holdings (“pre-emptive rights”). Pursuant to section 95 of the United Kingdom Companies Act, a special resolution of shareholders is generally necessary (with some exceptions) to permit an allotment by directors of equity securities without providing the pre-emptive rights provided by section 89 of the Companies Act.

The power conferred on the directors by Resolution 6 would be limited to:

•	the allotment of equity securities pursuant to a rights issue or other pre-emptive offering where compliance with statutory pre-emptive rights may be problematic;

•	the allotment of equity securities up to a maximum aggregate nominal amount of £625,075 pursuant to stock option plans or other employee and/or executive director or non-executive director plans that have been approved by Danka’s shareholders; or

•	otherwise, the allotment of equity securities up to a maximum aggregate nominal amount of £625,075 (representing approximately twenty percent (20%) of Danka’s present issued ordinary shares). This level of authority is consistent with the limitations placed on Nasdaq Stock Market companies to issue shares without further approval.

The power that is sought by Resolution 6 would expire on the earlier of the date of our 2004 annual general meeting or March 12, 2005 (subject to extension in the circumstances set out in the proposed resolution). To accomplish the foregoing, our board of directors proposes adoption of the following resolution:

Resolution 6:

THAT, subject to the passing of the resolution numbered 5, the Board of Directors be and is hereby generally empowered, in addition to the subsisting power granted on December 17, 1999, pursuant to section 95 of the Companies Act 1985 (as amended by the Companies Act 1989) (the “Companies Act”) to allot equity securities (within the meaning of section 94(2) of the Companies Act), for cash pursuant to the general authority conferred by the resolution numbered 5 above as if section 89(1) of the Companies Act did not apply to such allotment, provided that this power shall:

(i)  expire on the earlier of the date of the 2004 Annual General Meeting of the Company or March 12, 2005, save that the Directors may allot equity securities under this authority after the expiry thereof pursuant to any offer or agreement made by the Company on or before such expiry date pursuant to this authority as if such authority had not expired; and

(ii)  be limited to the allotment of equity securities:

(a)  in connection with a rights issue or other pre-emptive offer concerning equity securities in the Company where it is, in the opinion of the Directors, necessary or expedient to allot equity securities otherwise than in accordance with section 89 of the Companies Act by reason of the rights attached to any shares or securities of the Company or in relation to fractional entitlements or legal or practical problems under the laws of or the requirements of any recognized regulatory body or stock exchange in any territory;

(b)  pursuant to the terms of any stock option plan or share option scheme or other plan for employees and/or executive or non-executive Directors approved by the Company in a general meeting, up to an aggregate nominal value of £625,075; or

(c)  otherwise than pursuant to sub-paragraphs (a) and (b) above, up to an aggregate nominal value not exceeding £625,075.

Our board of directors has unanimously approved proposed Resolution 6 and recommends that you vote “FOR” its adoption. An affirmative vote of at least seventy-five percent (75%) of the votes cast at the meeting will be required for adoption of the proposed resolution.

Resolution 7 (Ordinary) Directors’ Remuneration Report

The directors’ remuneration report is included on pages 10 to 18. It is designed to comply with new requirements introduced by the Directors’ Remuneration Report Regulations 2002 for a report on the remuneration of all directors, both executive and non-executive. The UK regulations require that the directors’ remuneration report should be presented to shareholders who should be invited to approve it by formal resolution. However, the resolution is not binding upon the board.

The report is divided into two parts. Each part contains a section of information that is subject to audit. Executive director remuneration is contained in the first part of the report, which was prepared by the remuneration committee. Non-executive director remuneration is contained in the second part of the report, which was prepared by the company secretary on behalf of the board.

The report has been approved by the board and signed on its behalf by the Chairman. The board of directors proposes adoption of the following resolution:

Resolution 7:

That the directors’ remuneration report for the year ended 31st March, 2003 be approved.

Our board of directors has unanimously approved proposed Resolution 7 and recommends that you vote “FOR” its adoption. An affirmative vote of at least fifty percent (50%) of the votes cast at the meeting will be required for adoption of the proposed resolution.

DIRECTORS’ REMUNERATION REPORT

The directors’ remuneration report has a new format that is designed to comply with requirements introduced by the Directors’ Remuneration Report Regulations 2002. The report covers all directors, both executive and non-executive.

The report sets out the company’s policy on the executive directors’ remuneration for the year ended 31st March, 2003 and, so far as practicable, for subsequent years. It has been approved by the board and signed on its behalf by the Chairman and Chief Executive Officer and is subject to the approval of shareholders at the annual general meeting. The inclusion in the report of remuneration policy in respect of years after the year ended 31st March, 2003 is required by the legislation under which this report is prepared.

The Human Resources Committee, which considers remuneration on behalf of the board, places high value on the independence both of its decision-making processes and of the advice it receives. This independence is intended to enable the Committee to take decisions on executive director remuneration that are designed to align directors’ remuneration with the interests of shareholders while also meeting the imperative of retaining and engaging the calibre of executive talent needed to lead the group.

The group’s commitment to link pay to performance continues. The approach to policy for the year ending 31st March, 2004 will continue to be as for the past several years and will be underpinned by regular monitoring of remuneration policies and levels at competitor companies in the U.S. and Europe. The Committee will continue to review the remuneration plans that apply to executive management to ensure they meet the dual needs of alignment with shareholders’ interests and the retention and engagement of executives.

The Human Resources Committee is able to state its remuneration policy for the year ending 31st March, 2004 with reasonable certainty, but is less certain that this policy will continue without amendment in subsequent years. This is because the Committee considers that a successful remuneration policy needs to be sufficiently flexible to take account of future changes in Danka’s business environment and in remuneration practice. Any changes in policy for years after the year ending 31st March, 2004 will be described in future directors’ remuneration reports, which will continue to be subject to shareholder approval. All statements in this report in relation to remuneration policy for years after the year ending 31st March, 2004 should be read in light of this paragraph.

Full details of the remuneration of the Chairman and Chief Executive Officer for the year ended 31st March, 2003 and all other information about his terms and conditions required under the Directors’ Remuneration Regulations 2002 are set out below.

The Human Resources Committee

Tasks

The Committee’s tasks as set out in the Committee’s charter are, among other things:

•	to determine on behalf of the board the terms of engagement and remuneration of the Chairman and Chief Executive Officer and to report on those to the shareholders;

•	to approve the remuneration arrangements of certain senior executives;

•	to monitor the policies being applied by the Chairman and Chief Executive Officer in remuneration of senior executives, other than those who also are reviewed by the Human Resources Committee;

•	to approve the bonus arrangements and payments to executives; and

•	to approve the award of share options.

The Human Resources Committee comprises three non-executive directors and has access, at its discretion, to remuneration consultants and survey information on executive remuneration in comparable companies. In determining the remuneration of top executives, the generally accepted practices on executive remuneration in the geographic markets in which the relevant executives are principally based are taken into account.

Constitution and operation

The Committee members are all non-executive directors. The membership throughout the year ended 31st March, 2003 was: Mr. James L. Singleton (Chairman of the Committee), Mr. C. Anthony Wainwright and Mr. J. Ernest Riddle. Messrs. Singleton and Riddle are retiring at the forthcoming Annual General Meeting. Messrs Singleton and Riddle are seeking re-election to the board. Mr. Wainwright died on 3rd October 2003. Like other directors, each member of the Committee is subject to re-election every three years. They have no personal financial interest, other than as shareholders, in the Committee’s decisions. They have no conflicts of interest arising from cross-directorships with the executive directors nor from being involved in the day-to-day business of the group. The Committee met ten times in the period under review.

In its constitution and operation, the Committee complies with the Combined Code on Corporate Governance. It is accountable to shareholders through this report. The Committee will consider the outcome of the vote on this remuneration report and the views of investors will be taken into account by the Committee in its future decisions.

Advice

Advice is provided to the Committee by the company secretary’s and general counsel’s office and Mr. Keith J. Nelsen (General Counsel), who has been appointed by the Committee as its secretary and special adviser.

The Committee, in consultation with Mr. Nelsen, also appoints external professional advisers to provide specialist advice and services on particular remuneration matters. This allows for a range of external independent opinion to be sourced by the Committee. The Committee assesses the advice it receives, applying its own judgement. Procedures to ensure the independence of advice are subject to annual review.

During the year ended 31st March, 2003, the following people provided advice or services on specific matters to the Committee that materially assisted it in its consideration of matters relating to executive directors’ remuneration:

•	Mr. Ricardo A. Davis, Vice President of U.S. Human Resources, provided to the Committee some of the calculations for performance-related pay which were then subject to independent verification by Mercer Consulting and Mr. Keith J. Nelsen: and

•	Mercer Consulting who, during the year ended 31st March, 2003, have been the Committee’s principal advisers on matters of executive directors’ remuneration and the remuneration of non-executive directors.

Policy on the Executive Director’s Remuneration

Main principles

The Human Resources Committee’s reward policy seeks to align the executive director’s remuneration with shareholders’ interests and to engage executive talent for the benefit of the group. The main principles of the policy are:

•	the total reward should be set at an appropriate level to reflect the competitive global market in which Danka operates;

•	the majority of the total reward should be linked to the achievement of demanding performance targets;

•	incentives should be aligned with the interests of shareholders. This is achieved through setting performance targets and through the Committee’s policy that each executive director should hold a significant shareholding in the company;

•	the performance targets for executive directors should be comparable with those of other companies in the industry and in the broader marketplace;

•	the wider scene, including pay and employment conditions elsewhere in the group, should be taken into account, especially when determining annual salary increases.

Elements of remuneration

The Chairman and Chief Executive Officer is currently the only executive director.

The Chairman and Chief Executive Officer’s total remuneration consists of salary, annual bonus, long-term incentives and other benefits. This reward structure is regularly reviewed by the Committee to ensure that it is achieving its objectives. In the year ending 31st March, 2004, over two-thirds of the Chairman and Chief Executive Officer’s potential direct remuneration will again be performance related. It is intended that this balance of elements should continue.

Salary

The Chairman and Chief Executive Officer receives a fixed sum payable bi-weekly in cash. The Committee may review his salary later in the year ending 31st March, 2004 in conjunction with a survey of appropriate comparator companies. The appropriate survey groups are defined and analyzed by external remuneration advisers. Base salaries for executive directors are designed to be generally competitive with other companies in similar industries. Such companies include Xerox, Ikon Office Solutions, Imagistics International (formerly Pitney Bowes Office Systems, Inc.) and Global Imaging Systems. Actual base salary levels vary from this target level based upon the potential impact of an executive director on the group, the executive director’s skills and experience and individual performance.

Annual bonus

The Chairman and Chief Executive Officer is eligible to participate in an annual performance-based bonus scheme which is based on pre-established performance goals, which are determined annually, and, in the year to 31st March, 2003, principally comprised EBITDA (earnings before interest, taxes, depreciation and amortisation) and net debt targets for the group. The bonuses are payable quarterly in cash. The Human Resources Committee reviews and sets bonus targets and levels of eligibility annually. The target level is 100% of base salary with an additional “stretch” bonus of up to 100% of base salary achievable on hitting certain other targets. Discretionary bonuses may be awarded by the Committee and such a bonus was awarded to the Chairman and Chief Executive Officer in respect of the year ended 31st March, 2003 as noted below. The Chairman and Chief Executive Officer’s annual bonus awards for the year ending 31st March, 2004 will again be based on a mix of demanding financial targets and other leadership objectives, established at the beginning of the year along with the potential to be awarded up to $250,000 upon the successful refinancing of the group’s outstanding credit facility and achievement of other objectives as set by the Committee.

Long-term incentives

1.    Share options

Share options granted to the Chairman and Chief Executive Officer are intended to reflect Danka’s performance relative to a wider selection of global companies. Under this element, options may be granted at an exercise price no lower than the market value (as determined in accordance with the plan rules) of a share at the date the option is granted. Options generally vest over three years after grant (one-third each after one, two and three years respectively). They have a life of ten years after grant.

In accordance with the framework approved by shareholders, it is the Committee’s policy to exercise its judgement to decide the number of options to be granted to the Chairman and Chief Executive Officer, taking into consideration, among other things, Danka’s total shareholder return (“TSR”), in respect of its American Depositary Shares (“ADSs”), compared with the TSR of comparable companies, primarily in the United States.

Following grant, a portion of the options may be, but are not necessarily, subject to performance conditions. The Human Resources Committee favours this approach for two main reasons. Firstly, it has the effect of treating share options as a reward both for past performance and as an incentive for future performance (because the participant’s receipt of the option will depend on achieving certain performance targets). Secondly, Danka operates internationally and the application of performance conditions after grant is not a typical feature of option schemes operated by major international companies based outside the U.K.

2.    Cash element

The Human Resources Committee may grant cash rather than share-based, long-term incentives in exceptional circumstances. Cash-based long-term incentives were not used in the year ended 31st March, 2003 and the Committee has no present intention to use them in year ending 31st March, 2004.

Other benefits

•	Benefits and other schemes—The group may provide other benefits (including perquisites) to its senior executives in line with accepted practice in the geographic territories in which they are based. These include the use of a company car or the provision of a car allowance, health insurance, life insurance and 401(k) plans.

•	Resettlement/relocation allowance—executives may receive a resettlement/relocation allowance for a limited period.

Service Contracts

Policy

The Committee’s policy on service contracts is for them to contain a maximum notice period of 1 year. The contracts are designed to allow for flexibility to deal with each case on its own particular merits in accordance with the law and policy as they have developed at the relevant time. The Committee will consider mitigation to reduce compensation to a departing director where appropriate to do so. A large proportion of the Chairman and Chief Executive Officer’s total remuneration is linked to performance and therefore will not be payable to the extent that the relevant targets are not met.

One million dollar limit on deductibility

Section 162(m) of the Internal Revenue Code limits the U.S. tax deduction the group may claim for non-deferred remuneration paid to its most highly paid U.S.-based executives in a single financial year to $1,000,000, unless the portion exceeding $1,000,000 qualifies as performance-based remuneration under the U.S. tax laws. The Human Resources Committee has determined that it will seek to ensure that all amounts paid to the group’s highest paid U.S. executives (which includes the Chairman and Chief Executive Officer) in excess of $1,000,000 will generally qualify as performance-based remuneration and be deductible by the group, but will preserve its flexibility to reward executives for performance that increases the value of the group, whether or not such remuneration is deductible by the group.

Remuneration of Chairman and Chief Executive Officer in the year ended 31st March, 2003

P. Lang Lowrey III is the group’s Chief Executive Officer and became Chairman on 13th January, 2002. Under his employment agreement, dated 1st March, 2001, in the year ended 31st March, 2003, he was entitled to receive:

•	an annual base salary of $650,000;

•	an annual target bonus based on individual and corporate performance of up to 100% of Mr. Lowrey’s base salary;

•	an additional ‘stretch’ bonus based on specified corporate objectives of up to 100% of his base salary;

•	a grant of share options on an equitable basis consistent with Mr. Lowrey’s position;

•	relocation benefits under the group’s executive relocation plan, including reimbursement for any tax liability related to the sale of his principal residence; and

•	payment of other vested benefits due under the terms of any deferred compensation, retirement, incentive or other benefit plan.

Mr. Lowrey received bonuses totalling $575,000 (equivalent to 88% of his base salary) in respect of achievement of performance goals set under the 2003 bonus schemes. In addition, he was awarded a discretionary bonus of $200,000 (£129,000) for development of the group’s new business initiatives. During the year, Mr. Lowrey was paid directors’ fees of nil.

On 1st March, 2001 (the date of his appointment), Mr. Lowrey received a share option grant of 1 million ADSs in connection with commencing employment that will vest in accordance with the share option plan. He has subsequently received no other grants.

Mr. Lowrey is entitled to receive benefits under the group’s standard relocation plan, including reimbursement for any tax liability related to the sale of his former home. In addition, Mr. Lowrey was reimbursed up to $8,000 per month during the year ended 31st March, 2003 on an after tax basis for living and travel expenses. To facilitate Mr. Lowrey’s executive relocation, the group’s United States operating subsidiary engaged an independent relocation company to purchase Mr. Lowrey’s former home at its appraised value and then remarket the home. The company has agreed to pay any difference between the appraised value/purchase price of the home and the actual sales price upon its resale, as well as pay any carrying costs and expenses related to the resale of the home.

Mr. Lowrey has a rolling employment agreement which is terminable by either party upon 30 days’ written notice, if without cause. In the event that Mr. Lowrey’s employment is terminated other than by reason of his death or by the company for cause, the company will be required to provide Mr. Lowrey:

•	$1.0 million, payable over twelve months in standard bi-weekly payments;

•	a proportionate amount of any performance bonus that would have been payable for the financial year in which termination occurs;

•	medical, life and other insurance benefits for Mr. Lowrey and his family for one year after the termination date;

•	immediate vesting of share options with a two year exercise period; and

•	other vested benefits payable to him under the terms of any group deferred compensation, retirement, incentive or other benefit plan.

Mr. Lowrey is required to comply with worldwide non-compete provisions for two years following termination of employment and has agreed to standard confidentiality terms. In addition, any invention, improvement, design, development or discovery conceived, developed, invented or made by Mr. Lowrey during his employment will be the group’s exclusive property.

Mr. Lowrey and the company also entered into a change of control agreement on 13th February, 2001, which provides that, if Mr. Lowrey’s employment with the company is terminated without cause (except in certain circumstances) or he terminates his employment for “good reason”, in either case within two years after a “change of control”, then Mr. Lowrey will be entitled to receive certain benefits, including the immediate exercisability of his share options for three years after termination. The other benefits include a lump sum cash payment in an amount equal to two times base salary, a pro rata annual bonus, an amount equal to two times the annual bonus for the financial year of termination and continued welfare coverage for up to 12 months.

Former Corporate President and Chief Operating Officer

Mr. Brian Merriman retired on 1st July, 2002. Under his revised contract dated 6th November, 2001, on and following Mr. Merriman’s retirement, the group:

•	has paid a further split dollar life insurance premium of $683,806 and will pay a further and final premium of the same amount on 1st January, 2004;

•	issued 257,028 ADSs to him in November 2002 pursuant to an agreement approved by shareholders in July 2002;

•	paid $1,000,000 of which $500,000 is being paid over twelve months from 1st July, 2002 in standard bi-weekly payments and $500,000 is payable on 1st July, 2003;

•	paid a proportionate amount of the performance bonus that became payable for the year ended 31st March, 2003 ($78,000);

•	will provide medical, hospitalisation, life and other insurance benefits for Mr. Merriman and his family up to 1st July, 2004;

•	will provide other vested benefits payable to him under the terms of any deferred compensation, retirement, incentive or other benefit plan maintained by the group.

The termination payment of $1,000,000 was accrued as at 31st March, 2002 and all remaining amounts are expected to become payable as indicated above. Under this employment agreement, Mr. Merriman is required to comply with worldwide non-compete and confidentiality provisions for two years following termination of employment. Mr. Merriman is also entitled to be paid an amount totaling $609,375 over the period of the exercise of the options to acquire 750,000 ADSs granted to him on 19th February, 1999 as noted below.

The following is a performance graph of the company’s TSR in respect of its Ordinary shares compared to the FTSE 350 index. The FTSE index is used as the company’s U.K. market capitalisation has fallen within this index for part of the period shown in the graph below. TSR is the growth in share value and declared dividend income during the relevant period. In calculating TSR, dividend income is assumed to be reinvested in the underlying shares.

Non-executive directors’ remuneration

Remuneration payable to the non-executive directors is determined by the board as a whole and is reviewed annually. The policy of the board in determining non-executive director remuneration is to align the interests of the non-executive directors with the company’s shareholders and to provide for an appropriate level of remuneration to recruit and retain non-executive directors of a suitably high calibre for the company. To this end, the current remuneration arrangements for non-executive directors include both cash and share elements. The arrangements for remuneration of non-executive directors changed during the year with effect from 22nd October, 2002.

Former Arrangement

With the exception of Mr. James Singleton and Mr. Christopher B. Harned (who have waived their entitlements to board emoluments), each non-executive director of the company was paid an annual sum of

£25,000 pro-rated for the period from 1st April, 2002 to 22nd October, 2002 or a pro rata equivalent for directors who joined or left during the period. If a non-executive director was a chairman of a sub-committee of the board of directors, he was eligible to receive a further £3,500. Additionally, each non-executive director received the equivalent of £1,200 for each day a meeting of the board of directors or committee meeting was attended and was reimbursed for expenses in connection with such attendance.

New Arrangement

At the company’s 2002 Annual General Meeting, shareholders approved the adoption of the Danka 2002 Outside Director Stock Compensation Plan (“the Plan”, described below). As a result, with effect from 22nd October, 2002, the non-executive directors receive:

•	an annual sum of $30,000 (£19,413);

•	an annual grant of restricted shares under the Plan with a fair market value at the date of grant of $30,000;

•	$1,500 (£970) for each board of directors or committee meeting attended in person, together with reimbursement for expenses in connection with such attendance, and $750 (£485) for attendance at telephonic board and committee meetings;

•	if a chairman of a committee of the board of directors, an additional sum of $500 (£323) per committee meeting.

The shares issued under the Plan are granted in one annual installment on the date of the company’s annual general meeting or as soon thereafter as permitted by applicable law and regulation. Shares issued under the Plan are “restricted shares” and generally vest on the first anniversary of the date of grant if the recipient is still a director on that date. Vesting is subject to acceleration in certain circumstances, including at the discretion of the board. The total number of securities in respect of which awards may be made under the 2002 Plan is 2,000,000 Ordinary Shares, equivalent to 500,000 ADSs. As at 31st March, 2003, 269,472 Ordinary shares, represented by 67,368 ADSs, had been issued under the 2002 Plan.

At the company’s 1996 Annual General Meeting, shareholders approved the implementation of a share option scheme for non-executive directors. This provided for the award of 10,000 Ordinary shares to a non-executive director on joining the board and an annual award of options to subscribe for 2,000 Ordinary shares thereafter. In order to bring the group into line with present U.K. corporate governance guidelines in relation to option grants to non-executive directors, all non-executive directors have waived their entitlements to acquire options and shares under this scheme.

The auditors are required to report on the information contained in the remainder of this report.

Directors’ remuneration

Name of Director	Fees and other emoluments £	Basic Salary £	Bonus £	Benefits £	2003 £	2002 £
Executive
P. Lang Lowrey (Chairman and CEO)	—	418,845	501,654	75,297	995,796	1,409,764
Brian L. Merriman	—	99,148	50,485	—	149,633	2,076,037
Former Chairman:
Michael B. Gifford	64,774	—	—	—	64,774	125,702
Non-executive:
Kevin C. Daly	46,704	—	—	—	46,704	9,938
Jaime W. Ellertson	16,960	—	—	—	16,960	—
Richard M. Haddrill	51,424	—	—	—	51,424	3,700
Christopher B. Harned	—	—	—	—	—	—
Richard F. Levy	28,764	—	—	—	28,764	40,850
W. Andrew McKenna	51,374	—	—	—	51,374	6,117
J. Ernest Riddle	72,671	—	—	—	72,671	43,300
James L. Singleton	—	—	—	—	—	—
C. Anthony Wainwright	67,794	—	—	—	67,794	48,550
Richard C. Lappin	—	—	—	—	—	19,800
Sheli Z. Rosenberg	—	—	—	—	—	(5,228)

Aggregate emoluments	400,465	517,993	552,139	75,297	1,545,894	3,778,530

Included within Mr. Merriman’s remuneration in the above table for the year ended 31st March, 2002 was £697,837 in respect of his termination payment.

Directors’ remuneration does not include the excess of the market price on exercise over the exercise price of share options exercised by current directors. During the year, the excess on options exercised amounted to nil (2002—nil). Mr. Merriman’s remuneration did not include the charge recognised by the group for the ADSs issued as described on page 14. The charge for the year was £669,000 (2002— £459,000).

In addition to the remuneration above, Mr. Merriman is entitled to be paid $609,375 (approximately £387,000) over the period of the exercise of certain options to acquire ADSs shown below. This represents 750,000 multiplied by $0.8125, the appreciation of the company’s share price between $4.3125, the market price of the ADSs on 14th January, 1999, and $5.25, the price on 19th February, 1999, the date of the grant of options referred to above. The amount is paid out in pro-rata tranches at the time the director exercises his options to acquire ADSs. During the year ended 31st March, 2003, the amount charged to group profit in respect of the rights of Mr. Merriman was nil (2002—£142,000). No amounts had been paid under this arrangement at 31st March, 2003.

Benefits include the provision of life insurance coverage and payment of relocation expenses. In respect of Mr. Lowrey, benefits include payment of expenses related to the sale of his principal residence and a $100,000 (£65,000) tax gross-up on that sale.

Executive directors’ bonuses

Discretionary bonuses in 2003 totalled £129,000 (2002—£409,000). Bonuses totalling £423,000 (2002—£1,566,000) were annual incentive awards based on pre-established performance goals.

Share options

The aggregate emoluments disclosed above do not include any amounts for the value of options to subscribe for ADSs (each of which is equivalent to four Ordinary shares in the company) granted to or held by the directors. Details of the options (for which there are no performance criteria relating to their exercise) to subscribe for ADSs held during the year by directors who held office at any time during the year ended 31st March, 2003 are as follows:

Directors:	As at 1st April, 2002	Granted/ (Cancelled)	As at 31st March, 2003*	Date of Grant	Exercise Price
P. Lang Lowrey	1,000,000	—	1,000,000	1st Mar., 2001	$0.690
Brian L. Merriman	750,000	—	750,000	19th February, 1999	$5.250

*	or date of resignation, if earlier.

One-third of the options held by Mr. Lowrey vest on each of 1st March, 2002, 1st March, 2003 and 1st March, 2004, at which time they can be exercised by him. Mr. Lowrey’s options expire on 28th February, 2011. Mr. Merriman’s options are fully exercisable by him and expire on 1st July, 2005. The closing market price of an ADS on 31st March, 2003 was $3.54. Between 1st April, 2002 and 31st March, 2003, the highest market price and lowest market price for an ADS were $5.27 and $1.33 respectively.

Danka 2002 Outside Director Stock Compensation Plan

The aggregate emoluments disclosed above include the grant to the non-executive directors (other than Mr. Singleton and Mr. Harned) of ADSs pursuant to the Plan. Details of the grants of ADSs under the Plan during the year to directors who held office at any time during the year ended 31st March, 2003 are as follows:

Directors:	As at 1st April, 2002	Granted	As at 31st March, 2003	Date of grant	Monetary value of grant	Price per ADS	Year in which grant vests
Kevin C. Daly	—	9,740	9,740	5th March, 2003	$30,000	$3.08	2004
Jamie W. Ellertson	—	8,928	8,928	5th March, 2003	$27,498	$3.08	2004
Michael B. Gifford	—	9,740	9,740	5th March, 2003	$30,000	$3.08	2004
Richard M. Haddrill	—	9,740	9,740	5th March, 2003	$30,000	$3.08	2004
W. Andrew McKenna	—	9,740	9,740	5th March, 2003	$30,000	$3.08	2004
J. Ernest Riddle	—	9,740	9,740	5th March, 2003	$30,000	$3.08	2004
C. Anthony Wainwright	—	9,740	9,740	5th March, 2003	$30,000	$3.08	2004

For regulatory reasons, the ADSs were granted on 5th March, 2003, when the closing market price of an ADS was $4.30. The price of the ADSs granted under the Plan was the average of the market prices of ADSs for the 20 trading day period from 31st October, 2002 to 27th November, 2002. The vesting period for securities granted under the Plan is described above.

Directors’ Interests

The directors’ beneficial interests in the Ordinary share capital of the company are set out below:

At 31st March,	2003*	2002
P. Lang Lowrey	69,600	69,600
Kevin C. Daly	38,960	—
Jamie W. Ellertson	35,712	—
Michael B. Gifford	54,960	16,000
Richard M. Haddrill	38,960	—
W. Andrew McKenna	38,960	—
J. Ernest Riddle	58,960	20,000
C. Anthony Wainwright	56,460	17,500
James L. Singleton	40,000	40,000

*	or date of appointment, if later.

James L. Singleton and Christopher B. Harned are the Vice Chairman and Managing Director of The Cypress Group LLC respectively, which has an interest in Participating shares which are convertible into Ordinary shares as discussed in the Director’s report. Both disclaim beneficial ownership of such shares.

There have been no changes in the number of options held, nor the holdings shown above since the year end until the date of the signing of the directors’ report. The directors’ interests shown above include the total number of ADSs (one ADS is equivalent to four Ordinary shares) issued to non-executive directors as shown on page 18.

The directors’ remuneration report was approved by the board on 9th June, 2003 and signed on its behalf by:

P. Lang Lowrey III, Director

MANAGEMENT

Directors and Executive Officers

The table below contains information regarding our current directors and executive officers and the current directors and executive officers of our primary operating subsidiaries. The executive officers serve at the pleasure of the respective boards of directors.

Name	Age	Position(s)	Nominations	Audit	Human Resources	Director’s Rotation
P. Lang Lowrey, III	50	Chief Executive Officer and Chairman	X	—	—	2004
Kevin C. Daly	59	Director	—	—	—	2005
Jaime W. Ellertson	46	Director	—	—	—	2003
Michael B. Gifford	67	Director	X	X	—	2004
Richard M. Haddrill	50	Director	—	X	—	2005
Christopher B. Harned	40	Director	—	X	—	2005
W. Andrew McKenna	57	Director	—	X	—	2005
J. Ernest Riddle	61	Director	—	X	X	2003
James L. Singleton	48	Director	X	—	X	2003
Paul Dumond	48	Secretary	—	—	—	—
Todd L. Mavis	42	President and Chief Operating Officer, Danka United States
Keith J. Nelsen	40	Senior Vice President, General Counsel and Chief Administrative Officer	—	—	—	—
Michael D. Popielec	41	President and Chief Operating Officer, Danka International	—	—	—	—
Jeffrey H. Foster	41	Senior Vice President—Finance and Corporate Controller	—	—	—	—
Donald W. Thurman	57	Senior Vice President Strategy and Marketing	—	—	—	—
Peter Williams	51	President and Chief Operating Officer, Danka Europe	—	—	—	—
F. Mark Wolfinger	48	Executive Vice President and Chief Financial Officer	—	—	—	—

P. Lang Lowrey III.    Mr. Lowrey was appointed our chief executive officer and director effective March 1, 2001 and was appointed chairman of our board of directors effective January 13, 2002. From 2000 to February 2001, Mr. Lowrey served as chief executive officer of eMag Solutions, LLC, a worldwide data storage solutions and services company and as chairman of eMag since 1999. From 1995 to 1997, Mr. Lowrey served as chairman and chief executive officer of Anacomp, Inc., an imaging solutions and services company. From 1997 to 1998, Mr. Lowrey was chairman emeritus of Anacomp. Since 1997, Mr. Lowrey has been the managing partner of Buckhead Angels, an e-commerce venture capital group.

Kevin C. Daly.    Dr. Daly was appointed to our board of directors in January 2002. Since October 2001, Dr. Daly has been chief technical officer of Storage Solutions Group, a leading supplier of data protection devices for computer networks. From 1991 to 2001, Dr. Daly served as chief executive officer and president of Quantum ATL which was merged into Storage Solutions Group in 2001.

Jaime W. Ellertson.    Mr. Ellertson was appointed to our board of directors in November 2002. He has served as chief executive officer of S1, a Nasdaq National Market listed software company, since November 2000 and as a director since January 2001. Prior to joining S1, Mr. Ellertson served as executive vice president and general manager of worldwide strategic operations for BroadVision, Inc., a provider of self-service applications, from April 2000 until November 2000. From January 1997 until April 2000, Mr. Ellertson held the executive positions of chairman of the board and chief executive officer of Interleaf, Inc., a privately held provider of software tools for e-content management that was acquired by BroadVision, a Nasdaq National Market listed software company. Mr. Ellertson is a director of Trigo Technologies, Inc., a privately held software company and Apropos Technology, Inc., a Nasdaq National Market listed software company.

Michael B. Gifford.    Mr. Gifford was appointed to our board of directors in September 1999. He was chairman of our board of directors from March 1, 2001 to January 13, 2002. Mr. Gifford was our interim chief executive officer from October 2000 to February 2001. From 1983 through 1996, Mr. Gifford was group chief executive of the Rank Organization Plc, a London based leisure and entertainment conglomerate and the joint venture partner for Xerox operations outside the Americas. During that period, he served as the Rank representative on the Rank Xerox board. Mr. Gifford also served on the board of directors of English China Clays Plc from 1992 to 1999. He is currently a director of The Gillette Company, a New York Stock Exchange listed global consumer products company.

Richard M. Haddrill.    Mr. Haddrill was appointed as a director in February 2002. Since 1999, Mr. Haddrill has been president and chief executive officer of Manhattan Associates, a Nasdaq National Market listed company, which provides supply chain execution and collaborative commerce solutions. From 1994 to 1999, Mr. Haddrill served as president and chief executive officer of Powerhouse Technologies, Inc., a company that provides technology to the gaming industry. Mr. Haddrill also spent 16 years with Ernst & Young with the last 6 years as a partner. He is currently a director of Alliance Gaming Corporation, a New York Stock Exchange listed diversified gaming company and OutlookSoft, Inc. (a privately held company).

Christopher B. Harned.    Mr. Harned was appointed as a director in March 2002. Mr. Harned has been a managing director of The Cypress Group L.L.C., a private equity fund, since November 2001. From 1985 to 2001, Mr. Harned was with Lehman Brothers, most recently as head of the Global Consumer Products Merger and Acquisitions division. Mr. Harned also served as a member of Lehman Brothers’ Investment Banking Business Development Committee. Mr. Harned was designated by the owners of the participating shares as their nominee to serve on the board of directors.

W. Andrew McKenna.    Mr. McKenna was appointed as a director in February 2002. Mr. McKenna was the president and director of SciQuest.com, a Nasdaq National Market listed company, from December 1999 to December 2000. Mr. McKenna served from 1990 to 1999 in a variety of roles for Home Depot, most recently as senior vice president, strategic business development and import/logistics. Mr. McKenna also spent 16 years with Deloitte & Touche, with the last 10 years as a partner. Mr. McKenna also serves on the board of directors of Auto Zone, Inc., a New York Stock Exchange listed company.

J. Ernest Riddle.    Mr. Riddle was appointed as a director in January 1998. From March 1997 to July 1999, Mr. Riddle was president and chief operating officer of Norrell Services, Inc., an outsourcing information technology and staffing services company based in Atlanta, Georgia. Before joining Norrell, Mr. Riddle spent four years with Ryder System, Inc., a logistics and transportation group, primarily in marketing and sales. Mr. Riddle served Xerox Corporation for 26 years in a variety of positions which included Vice President of Marketing and Vice President of Field Operations for the United States operations and Vice President of Marketing and Sales for the European operations. Mr. Riddle serves on the board of directors of AirNet Systems, Inc, a provider of time-sensitive small package delivery services. He also serves as a trustee of Brevard College and is on the board of visitors of the University of North Carolina.

James L. Singleton.    Mr. Singleton was appointed as a director in December 1999. In 1994 Mr. Singleton formed The Cypress Group LLC, a private equity fund, and currently serves as president. Previously,

Mr. Singleton was a managing director in Lehman Brothers’ Merchant Banking Group. Mr. Singleton serves on the board of directors of WESCO International Inc., ClubCorp Inc., HomeRuns.Com. Inc. and L.P. Thebault Company. Mr. Singleton was designated by the owners of the participating shares as their nominee to serve on the board of directors.

Paul G. Dumond.    Mr. Dumond has been our company secretary since March 1986. He is a chartered accountant. Mr. Dumond is also the owner and director of Nautilus Management Limited, a management services company. In addition, he is a non-executive director of Mid-States PLC, a publicly listed cash shell and was formerly a non-executive director of Redbus Interhouse PLC which provides internet co-location facilities.

Todd L. Mavis.    Mr. Mavis joined us in 2001 and currently serves as president of our U.S. business unit. From 1997 to 2001, Mr. Mavis was executive vice president of Mitchell International, a leading information provider and software developer for insurance and related industries. From 1996 to 1997, Mr. Mavis was senior vice president—worldwide sales and marketing of Checkmate Electronics, Inc, a Nasdaq National Market listed company. For the last 16 years, Mr. Mavis has been involved in the information technology industry and has been heavily involved in the re-engineering of several companies, including Attachmate and Memorex Telex.

Keith J. Nelsen.    Mr. Nelsen was appointed as our senior vice president and general counsel in June 2000 and as Chief Administrative Officer in January 2003. From 1997 to June 2000, Mr. Nelsen served as our associate general counsel. From 1995 to 1997, Mr. Nelsen served as vice president and associate general counsel at Nordic Track, Inc., a manufacturer and distributor of fitness equipment.

Michael D. Popielec.    Mr. Popielec was appointed as the chief operating officer of our International region effective April 8, 2003. From 1985 to April 2003, Mr. Popielec served in a variety of roles with General Electric, most recently as President and chief executive officer of GE Power Controls, Industrial Systems.

Jeffrey H. Foster.    Mr. Foster was appointed as senior vice president – finance and corporate controller effective October 2003. From June 2003 to October 2003, Mr Foster served as our senior vice president of planning and analysis. From 1997 to 2003, Mr. Foster served in a variety of roles for Progress Energy Corporation, most recently as vice president, finance and controller for their Progress Telecommunications subsidiary.

Donald W. Thurman.    Mr. Thurman joined Danka in January 2002 and currently serves as executive vice president and chief strategy and marketing officer. From July 2001 to January 2002, Mr. Thurman was chief executive officer of eMag Solutions LLC, a privately-owned international data storage solutions company. Mr. Thurman also served from 1995 to 2000 in a variety of roles with Anacomp, most recently as executive vice president and chief operating officer.

Peter Williams.    Dr. Williams joined us in 2001 and currently serves as chief operating officer of our European operations. Dr. Williams served from 1986 to 2001 in a variety of roles for Anacomp, Inc., most recently as executive vice president in charge of the International Document Solutions division.

F. Mark Wolfinger.    Mr. Wolfinger joined us in August 1998 and currently serves as our executive vice president and chief financial officer. Before his appointment to chief financial officer in December 1998, Mr. Wolfinger served as the president of our specialty markets divisions, including Canada, Latin America and Omnifax. Mr. Wolfinger served as executive vice president and chief financial officer for Hollywood Entertainment Corporation from 1997 to 1998.

Board Committees and Meetings

Our articles of association set the size of our board of directors at not less than two persons. Our board of directors currently consists of nine members who serve pursuant to our articles of association.

We adopted a code of ethics for all of our employees’ including our principal executive officers and senior financial officers. The code of ethics is posted on our website http://www.danka.com/CodeofBusinessConduct.asp. Any amendments to the code of ethics will also be posted on our website http://www.danka.com.

Two directors are appointed and intially elected by the owners of the participating shares and after their initial term has expired, are re-elected by a majority of the votes cast by the ordinary shareholders. Currently such directors include Mr. Singleton and Mr. Harned. The directors elected by the owners of the participating shares are elected by the affirmative vote of a majority of the votes cast at a class meeting of the owners of those shares. The quorum for the class meeting is two persons holding or representing by proxy at least one-third in nominal value of the participating shares in issue. Our articles of association provide that, subject to the following exception, the owners of the participating shares are entitled to appoint two directors so long as they hold, in aggregate, voting shares (including participating shares) that represent at least ten percent of the total voting rights. The owners of participating shares are entitled to appoint one participating share director if they own, in aggregate, voting shares representing less than ten percent but more than five percent of the total voting rights.

The owners of the participating shares are entitled to appoint a maximum of one participating share director if:

•	the Cypress Group LLC or its affiliates transfer participating shares to a person who is not an affiliate of them without the consent of our board of directors (which consent is not to be unreasonably withheld); and

•	as a result the Cypress Group LLC and its affiliates hold in aggregate less than 50.01 percent of the participating shares in issue.

Each committee of the board of directors must include at least one director appointed by the owners of the participating shares, except as prohibited by applicable law or regulation. The right of the owners of the participating shares to elect the participating share directors is in addition to their right to vote with other shareholders on the appointment of directors generally.

Each director is required to retire from office at the third annual general meeting after his appointment or, if earlier, the annual general meeting which falls in the third calendar year after his appointment. In addition, directors may stand for re-election or be appointed by the board of directors. Directors appointed by the board of directors will hold office only until the next following annual general meeting of shareholders, when they are eligible for re-election. Any director must retire at the first annual general meeting which takes place after the director reaches the age of 70 and annually thereafter.

There is no understanding regarding any of our executive officers or directors or any other person pursuant to which any executive officer or director was, or is, to be elected or appointed to such position except for the directors appointed by the owners of the participating shares.

No executive officer or director is related to any other executive officer or director.

Our board of directors held nineteen (19) meetings (including conference calls) during our fiscal year 2003. Of the nineteen meetings, four (4) were held to authorize the allotment of shares (as required by English law) in connection with our obligation to pay convertible participating share dividends and six (6) were held for the authorization of specified actions. Generally, each of those ten board meetings were attended by two directors, the quorum for a board meeting. Of those individuals invited, all participated in those meetings. All of our directors attended seventy-five percent (75%) or more of the remaining meetings of the board and of each committee of which he is a member except for Christopher Harned.

Nominations Committee

Our nominations committee makes recommendations to our full board of directors with respect to the size and composition of our board of directors and its committees and with respect to nominees for election and re-election as directors. The nominations committee met seven (7) times in fiscal year 2003. The nominations committee will consider suggestions regarding candidates for election to the board submitted by shareholders in writing to our company secretary. With regard to the 2004 annual general meeting, any such suggestion must be received by our company secretary no later than the date by which shareholder proposals for such annual general meeting must be received as described below under the heading “Shareholders Proposals for Presentation at our 2004 Annual General Meeting”. The members of the nominations committee are Michael B. Gifford (chairman), P. Lang Lowrey and James L. Singleton. Mr. C. Anthony Wainwright served as a member of the Committee until his death on 3rd October 2003.

Audit Committee

The functions of our audit committee are to recommend annually to our board of directors the appointment of our independent public accountants (Chartered Accountants and Registered Auditor), discuss and review the scope and the fees of the prospective annual audit, review the results thereof with the independent public accountants, review and approve non-audit services of the independent public accountants, review compliance with our existing major accounting and financial policies, review our financial statements, review the adequacy of our financial organization, review management’s procedures and policies relative to the adequacy of our internal accounting control, monitor compliance with relevant laws relating to accounting practices and review and approve transactions, if any, with affiliated parties. The audit committee met thirteen (13) times in our fiscal year 2003.

The audit committee also reviews the systems and procedures for direct communication between the audit committee and internal accounting staff and the auditors. Further information regarding our audit committee is set out in the Audit Committee Report below. The members of the audit committee are J. Ernest Riddle (chairman), Michael B. Gifford, Richard M. Haddrill, W. Andrew McKenna and Christopher B. Harned. Mr. Levy, a non-executive director who was previously a member of the committee, retired as a director effective from the dissolution of our 2002 annual general meeting. Our board of directors and audit committee reviewed the composition of the audit committee, its scope of responsibilities and duties and its charter in light of the recent changes and proposed changes to law, regulation and best practice as applicable to audit committees. The committee adopted a new charter on 29th October, 2003, a copy of which is included in this report.

Human Resources Committee

The function of our human resources committee, which is composed of independent outside directors, is to review and approve annual salaries and bonuses for the chairman, executive directors and certain officers and to review, approve and/or generally recommend to our board of directors the terms and conditions of periodic stock option grants and employee benefit plans or changes thereto. The human resources committee met ten (10) times in fiscal year 2003. The members of the human resources committee are James L. Singleton (chairman) and J. Ernest Riddle. Mr. C. Anthony Wainwright served as a member of the Committee until his death on 3rd October 2003.

SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

The following table sets forth, as of October 15, 2003, information as to the beneficial ownership of our ordinary shares by:

•	each person known to us as having beneficial ownership of more than five percent (5%) of our equity securities;

•	each director;

•	each “named executive officer” as defined in Item 402(a)(3) of Regulation S-K under the Securities Exchange Act of 1934; and

•	all of our directors and executive officers as a group.

	Shares Beneficially Owned as of October 15, 2003(2)
Name of Beneficial Owner(1)	Number of Ordinary Shares(11)	ADS Equivalent	Percent
Holdings of greater than 5 percent
Cypress Associates II LLC(3)	82,123,732	20,530,933	24.8%
FMR Corporation(4)	17,365,600	4,341,400	6.9%
Holdings by Directors, Named Executive Officers and all Directors and Executive Officers as a Group
Kevin C. Daly	38,960	9,740	*
Jaime W. Ellertson	35,712	8,928	*
Michael B. Gifford	54,960	13,740	*
Richard M. Haddrill	38,960	9,740	*
Christopher B. Harned	—	—	*
W. Andrew McKenna	38,960	9,740	*
James L. Singleton(5)	82,369,664	20,592,416	24.8%
P. Lang Lowrey III(6)	2,743,267	685,897	1.1%
Todd L. Mavis(7)	1,130,667	282,667	*
Keith J. Nelsen(8)	418,124	104,531
Peter Williams(9)	737,667	184,417	*
F. Mark Wolfinger(10)	2,567,604	641,901	1.0%
All directors and executive officers As a group (17 persons)	90,844,224	22,711,056	26.7%

(*)	Represents less than one percent (1%) of the share capital.
(1)	Except for Messrs. Mavis, Nelsen, Williams and Wolfinger, all of the listed individuals are currently directors. Messrs. Lowrey, Mavis, Nelsen, Williams and Wolfinger are executive officers.
(2)	Except as otherwise indicated, all ordinary shares and American depositary shares are held of record with sole voting and investment power.
(3)	Consists of:

•	240,745 convertible participating shares which are convertible, as of October 15, 2003, into 78,248,624 ordinary shares, beneficially owned by Cypress Merchant Banking Partners II L.P.;

•	10,234 convertible participating shares which are convertible, as of October 15, 2003, into 3,326,328 ordinary shares, beneficially owned by Cypress Merchant Banking II C.V.; and

•	2,322 convertible participating shares which are convertible, as of October 15, 2003, into 754,712 ordinary shares, beneficially owned by 55th Street Partners II L.P.

Cypress Associates II LLC, as well as James A. Stern, Jeffrey P. Hughes, James L. Singleton and David P. Spalding (each a “Managing Member” of Cypress Associates II LLC), may be deemed to beneficially own these shares. However, Cypress Associates II LLC and each Managing Member disclaim beneficial ownership. The share and percentage ownership figures are calculated at the conversion rate as of October 15, 2003 of 325.027 ordinary shares for each convertible participating share. The principal business and office address of Cypress Associates II LLC and the Managing Members is 65 East 55th Street, New York, NY 10018.

(4)	Consists of:

•	4,000,000 ordinary shares beneficially owned by Fidelity Investment Services Ltd.;

•	The equivalent of 13,045,600 ordinary shares beneficially owned by Fidelity Management & Research Company which are held in the form of American Depository shares; and

•	The equivalent of 320,000 ordinary shares beneficially owned by Fidelity Management Trust Company, which are held in the form of American Depository shares.

The principal address of FMR Corporation is 82 Devonshire Street, Boston, MA 02109-3614.

(5)	Includes 253,301 Convertible participating shares which are convertible, as of October 15, 2003, into 82,329,664 ordinary shares beneficially owned by affiliates of Cypress Associates II LLC. Mr. Singleton is Vice Chairman of The Cypress Group LLC. See note 3 above. Mr. Singleton disclaims beneficial ownership of such shares.
(6)	Includes options held by Mr. Lowrey to purchase 666,666 American depositary shares, equivalent to 2,666,668 ordinary shares, all of which are currently exercisable.
(7)	Includes options held by Mr. Mavis to purchase 271,667 American depositary shares, equivalent to 1,086,668 ordinary shares, all of which are currently exercisable.
(8)	Includes options held by Mr. Nelsen to purchase 92,500 American depositary shares, equivalent to 370,000 ordinary shares, all of which are currently exercisable.
(9)	Includes options held by Dr. Williams to purchase 171,667 American depositary shares, equivalent to 686,668 ordinary shares, all of which are currently exercisable.
(10)	Includes options held by Mr. Wolfinger to purchase 625,000 American depositary shares, equivalent to 2,500,000 ordinary shares, all of which are currently exercisable.
(11)	At October 15, 2003 a total of 250,029,923 ordinary shares were outstanding. Pursuant to the rules of the Securities and Exchange Commission, ordinary shares or American depositary shares that a person has a right to acquire within 60 days of the date hereof pursuant to the exercise of stock options or the conversion of our convertible participating shares are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

On October 15, 2003, The Bank of New York, as depositary for our American depositary share program, held 189,893,112 ordinary shares representing approximately 75.9% of our ordinary shares in issue on that date.

Equity Compensation Plan Information

The following table provides a summary of all equity compensation plans and individual compensation arrangements (whether with employees or non-employees, such as directors, consultants, advisors, vendors, customers, suppliers and lenders), in effect as of March 31, 2003.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	8,538,175	$4.66	9,461,826
Equity compensation plans not approved by security holders	—	—	—
Total	8,538,175	$4.66	9,461,826

Notes:

(1)	All figures for numbers of securities in the table are for American depositary shares.

The information contained in the following sections “Report of the Human Resources Committee”, “Performance Graph” and “Report of the Audit Committee” is not deemed to be “Soliciting Material” or to be “Filed” with the United States Securities and Exchange Commission or subject to Regulation 14A under the United States Securities Exchange Act of 1934, or to the liabilities of Section 18 of the United States Securities Exchange Act of 1934.

REPORT OF THE HUMAN RESOURCES COMMITTEE

Compensation Philosophy

The guiding philosophy of our executive compensation program is to:

•	provide an industry-competitive program with emphasis on incentive pay which links pay to performance, both long and short term, and

•	ensure that executive compensation over time closely reflects long term shareholder return.

Compensation of our top executives is reviewed and approved by our human resources committee, which, at the end of fiscal 2003 was comprised of three non-employee directors. The human resources committee has access, at its discretion, to compensation consultants and survey information on executive compensation in comparable companies. In determining the compensation of top executives, the generally accepted practices on executive compensation in the geographic markets in which they are principally based are taken into account.

Compensation Elements

There are three elements to our executive compensation program:

•	base salary, other benefits and relevant perquisites,

•	annual incentives, and

•	long term incentives—currently executive share options, stock appreciation rights and restricted share programs.

Base salary

Base salaries for our senior executives are designed to be generally competitive with other companies operating in our industry, related industries or with head offices geographically close to our own. Such companies include Xerox, Ikon Office Solutions, Imagistics International and Global Imaging Systems, Inc.,. We did not include Pitney Bowes in the peer group shown in the performance graph contained in this document because only a part of its business is similar to our own and we do not believe that it is one of our direct competitor.

Actual base salary levels vary from this target level based upon the potential impact of the individual executive, the skills and experience that the executive brings to the job and the individual’s performance.

Further details of other benefits and perquisites provided are given below.

Annual and long term incentives

Annual performance based incentive compensation for executives, including our chief executive officer, which is based on pre-established performance goals, which are determined annually, and, in the year to March 31, 2003, principally comprised of EBITDA (earnings before interest, taxes, depreciation and amortization), and strategic growth initiative targets. The bonuses are payable quarterly in cash. Certain executives are eligible for incentive compensation based on business unit operating performance. In addition, performance compensation may be earned for achievement of personal goals as approved by the human resources committee. The maximum annual incentives for executives range from 50% to 200% of base salary based on performance metrics that are pre-determined or approved by the human resources committee.

Long term incentive compensation currently consists mainly of the award of stock options. The number of stock options awarded to an executive is based on the executive’s position within the organization. Option grants are typically considered each financial year. Stock options to individuals are effectively limited under the current rules of our stock option plans to awards of options to acquire up to 4,000,000 ordinary shares (or the equivalent thereof in American depositary shares) in total in any five-year period. Stock options are granted at the fair market value on the date of the grant, have a 10-year maximum term and may generally be exercised as to one-third of the number of shares one year after the date of grant, the next one-third two years after the date of grant, and the final one-third three years after the date of the grant (although certain options have been granted on different vesting terms which generally provide for accelerated vesting in the achievement of certain performance objectives).

Other benefits

We may provide other benefits (including perquisites) to our senior executives in line with accepted practice in the geographic territories in which they are based. These include the use of a company car or the provision of a car allowance, health insurance, life insurance and 401(k) plans.

2003 Compensation for the Chief Executive Officer and Chairman of the Board – See Remuneration Report on page 13.

In determining Mr. Lowrey’s 2004 base salary, the Committee reviewed his accomplishments and developed an evaluation of his performance. It also engaged the services of an independent outside consultant to review reported base salary information for the chief executive officers of the other companies in the peer group described above as well as the salaries of chief executive officers of other companies of comparable size. Based upon this evaluation and its review of relevant market data, the Committee determined to keep Mr. Lowrey’s annual base salary at $650,000.

The members of the human resources committee are James L. Singleton (Chairman), J. Ernest Riddle. C. Anthony Wainwright served as a member of the Committee until his death on 3rd October, 2003.

Signed on behalf of the human resources committee by

James L. Singleton (Chairman)

J. Ernest Riddle

EXECUTIVE COMPENSATION

Compensation of Executive Officers and Directors

The table below contains information about the annual and long term compensation for services rendered in all capacities for the last three (3) fiscal years for our chief executive officer and our other four most highly compensated executive officers.

Executive Officer Summary Compensation Table

Summary Compensation Table
Name and Principal Position	Fiscal Year	Salary	Bonus		Other Annual Compensation	Restricted Stock	Number Of Options/ SARs (1)	All Other Compensation
P. Lang Lowrey III (2) Chief Executive Officer	2003 2002 2001	$647,115 500,000 32,692	$755,120 1,500,000 250,000	(5)	— — —	— — —	— — 1,000,000/—	$116,334 102,632 —	(3) (4)

F. Mark Wolfinger Executive Vice President And Chief Financial Officer	2003 2002 2001	488,781 488,781 450,000	425,190 924,239 101,875		— — —	— — —	40,000/— 75,000/— —	9,000 8,981 7,240	(6) (6) (7)

Todd L. Mavis (7) President and Chief Operating Officer, Danka United States	2003 2002 2001	375,001 242,308 —	334,763 370,187 —	(8) (9)	— — —	— — —	40,000/— 425,000/— —	67,759 387,398 —	(10) (10)

Peter Williams (11) President and Chief Operating Officer, Danka Europe	2003 2002 2001	216,349 138,968 —	118,889 236,510 —		— — —	— — —	40,000/— 225,000/— —	13,908 5,956 —	(12) (12)

Keith J. Nelsen (13) General Counsel and Chief Administrative Officer	2003 2002 2001	222,711 208,000 197,633	130,598 197,321 66,800		— — —	— — —	40,000/— 75,000/— —	— — —

(1)	The stock options granted are to acquire American depositary shares. Each American depositary share represents four ordinary shares. All numbers shown in the above table represent American depositary shares. All options were granted at the fair market value of the American depositary shares on the date of the grant.
(2)	P. Lang Lowrey III began serving as our chief executive officer effective March 1, 2001 and as chairman of the board of directors effective January 13, 2002.
(3)	The amounts listed represent temporary living expenses, relocation reimbursements, expenses related to the sale of Mr. Lowrey’s principal residence and a $100,000 tax gross-up on the sale of the home for fiscal year 2003.
(4)	The amounts listed represent temporary living expenses and relocation reimbursements.
(5)	This amount represents payment of a signing bonus to Mr. Lowrey upon commencement of his employment.
(6)	The amounts listed represent life insurance premiums pursuant to Mr. Wolfinger’s employment contract.
(7)	Mr. Mavis began serving as an executive officer in November 2001.
(8)	The amount listed includes a $100,000 anniversary bonus.
(9)	The amounts listed include a $50,000 signing bonus.
(10)	The amounts listed for fiscal year 2002 include a $75,000 relocation bonus, a $202,000 housing bonus that was grossed up to $286,318 for tax purposes, $26,076 of temporary living expenses and relocation reimbursements and $67,759 of temporary living expenses for fiscal year 2003.
(11)	Dr. Peter Williams began serving as an executive officer in fiscal year 2001.
(12)	The amounts listed represent an automobile allowance.
(13)	Mr. Keith J. Nelsen began serving as an executive officer in fiscal year 2002.

Share Option Plans

We have options outstanding under our share option plans. The options granted are for the right to acquire ordinary shares or American depositary shares. The table below provides information concerning options issued under our share option plans to our named executive officers who received a grant of options during fiscal year 2003. We did not grant any stock appreciation rights during fiscal years 2003, 2002, and 2001.

Option Grants in Fiscal 2003—Individual Grants

Name	Number of Options Granted(1)		% of Total Options Granted to Employees in Fiscal 2003	Exercise or Base Price ($/Share)	Expiration Date	Potential Realizable Value At Assumed Annual Rates Of Share Price Appreciation For Option Term(2)
						5%	10%
F. Mark Wolfinger	40,000	(3)	1.6%	$3.96	11/29/2012	$99,617	$252,449
Todd L. Mavis	40,000	(3)	1.6%	3.96	11/29/2012	99,617	252,449
Peter Williams	40,000	(3)	1.6%	3.96	11/29/2012	99,617	252,449
Keith J. Nelsen	40,000	(3)	1.6%	3.96	11/29/2012	99,617	252,449

(1)	The options granted are for American depositary shares.
(2)	The United States dollar amounts under these columns are the result of calculations at 5% and 10% which reflect rates of potential appreciation set by the SEC. Therefore these calculations are not intended to forecast possible future appreciation, if any, of our ordinary share or ADS price. Our stock options are granted with a pence per ordinary share or United States dollar per ADS exercise price.
(3)	Options vest in three equal annual installments beginning after the first anniversary date.

The table below provides detailed information concerning aggregate share option/stock appreciation rights values at the end of fiscal year 2003 for unexercised share options/SARs held by each of our named executive officers. No share options/SARs were exercised by any named executive officer in fiscal year 2003.

Aggregate Options/SARs Exercised In Fiscal Year 2003 And Fiscal Year-End Option/SAR Values

Name	Number of American Depositary Shares Acquired on Exercise(1)	Value Realized	Number of Unexercised Options/SARs At Fiscal Year-End Exercisable/ Unexercisable	Value of Unexercised In- the-Money Options/SARs At Fiscal Year-End Exercisable/Unexercisable
P. Lang Lowrey III	—	—	666,667/333,333	$1,806,668/ $903,332
F. Mark Wolfinger	—	—	611,667/73,333	69,167/55,333
			500,000/0(2)	0/0
Todd L. Mavis	—	—	141,667/323,333	351,834/753,666
Peter Williams	—	—	91,667/173,333	218,168/353,332
Keith J. Nelsen	—	—	79,167/73,333	69,167/55,333

(1)	The options granted are for American depositary shares. The options were granted at the fair market value of the American depositary shares on the date of the grant. Each American depositary shares represents four ordinary shares.
(2)	These amounts represent stock appreciation rights in respect of American depositary shares granted during fiscal year 1999.

Compensation of Directors—See Remuneration Report on page 15

Any director serving as an executive officer did not receive any directors’ fees.

Human Resources Committee Interlocks and Insider Participation

None of the members of our human resources committee have at any time been an executive officer. There were no human resources committee interlocks or insider participation in compensation decisions in fiscal year 2003.

Change of Control Agreements

Each of Todd L. Mavis, Keith J. Nelsen, Peter Williams and F. Mark Wolfinger, has a change of control agreement with Danka Business Systems PLC and Danka Office Imaging Company.

Under each change of control agreement, if the relevant executive’s employment is terminated without cause, other than due to death, disability, or retirement, or the executive terminates his employment for good reason, in either case within two years of a change of control, the relevant executive will be entitled to receive the severance benefits described below. “Good reason” includes an adverse change in the relevant executive’s status or position, decrease in base salary, relocation, or our failure to continue in effect any compensation or benefit plan.

The severance benefit entitlements under the change of control agreement include:

•	a lump-sum cash payment, in an amount equal to two times base salary for Mr. Mavis, Mr. Nelsen and Mr. Wolfinger and one times for Dr. Williams. “Base salary” is the salary being earned either at the time of the change of control, or at the time of the termination of the relevant executive’s employment, whichever is greater;

•	a pro rata annual bonus for the fiscal year of termination calculated as if our financial performance targets for that fiscal year were deemed to be satisfied at the level equal to the performance achieved through the date of termination or, if greater, the pro rata amount of any performance bonus that the relevant executive is guaranteed to receive for the fiscal year;

•	an amount equal to two times, in the case of Mr. Mavis, Mr. Nelsen and Mr. Wolfinger (none for Dr. Williams), the relevant executive’s annual bonus for the fiscal year of termination, calculated as if our financial performance targets for that fiscal year were deemed to be satisfied at a level equal to the performance achieved through the date of termination or, if greater, any performance bonus that the relevant executive is guaranteed to receive for that fiscal year;

•	continued coverage under our welfare plans for up to 24 months in the case of Mr. Wolfinger and 12 months in the case of Mr. Mavis and Mr. Nelsen (none for Dr. Williams); and

•	the immediate vesting and exercisability of the respective executive’s stock options for three years following termination of the executive’s employment.

Each change of control agreement provides that the relevant executive will be reimbursed for any federal excise taxes imposed on payments that constitute excess “golden parachute payments.”

A “change of control” occurs for the purposes of the change of control agreements if:

•	any person or group unaffiliated with us acquires securities representing more than 30 percent of our shareholder voting power;

•	a merger or consolidation involving us is consummated and results in less than 50 percent of the outstanding voting securities of the surviving or resulting entity being owned by our then existing stockholders;

•	we sell substantially all of our assets, or substantially all of the assets of Danka Holding Company, to a person or entity which is not our wholly-owned subsidiary or any of our affiliates; and

•	during any period of two consecutive years, individuals who, at the beginning of such period, constituted our board of directors cease to constitute at least a majority of our board of directors, unless the election or nomination for election for each new director was approved by the vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period.

Each change of control agreement will remain in effect until the time that the relevant executive is terminated in circumstances which do not entitle the executive to severance payments under his agreement. The change of control agreements will not expire earlier than two years after the effective date of any change of control.

Employment Agreements—Current Employees

P. Lang Lowrey III – See Remuneration Report on page 13.

Todd L. Mavis, Keith J. Nelsen, Peter Williams and F. Mark Wolfinger

Each of Mr. Nelsen, Dr. Williams and Mr. Wolfinger have employment agreements with Danka Office Imaging Company. Mr. Mavis has an employment contract with Danka Business Systems PLC and Danka Holding Company, and Dr. Williams has an agreement with Danka Business Systems, PLC. Each agreement provides for:

•	a minimum annual base salary;

•	an annual target bonus of up to 100% of base salary for Mr. Wolfinger, 50% of salary for Mr. Nelsen, £100,000 pounds for Dr. Williams, and $250,000 for Mr. Mavis, based on individual and corporate performance and eligibility for additional bonuses based on our performance bonus plan;

•	stock option grants consistent with the relevant executive’s position; and

•	payment of other vested benefits due to the executive under the terms of any deferred compensation, retirement, incentive or other benefit plan.

Mr. Wolfinger’s employment agreement is dated July 2000 and his current annual base salary is $488,781. His employment agreement expired August 15, 2003. However, the parties are in discussion for a new agreement.

Mr. Nelsen’s employment agreement is dated August 15, 2000 and his current annual base salary is $240,000.

Mr. Mavis’s employment agreement is dated July 26, 2001, was amended on March 18, 2002 and provides for an annual base salary of not less than $375,000.

Mr. Mavis’s employment agreement is terminable by either party, without cause, upon 60 days’ written notice.

Dr. Williams employment agreement is dated July 23, 2001 and provides for an annual base salary of not less than £100,000.

In the event that any of Mr. Mavis’s, Mr. Nelsen’s, Dr. William’s and Mr. Wolfinger’s employment agreement is terminated other than by us for cause or by reason of the relevant executive’s death, we must provide the relevant executive with:

•	a termination payment, in an amount equal to twice (one and a half times for Mr. Nelsen and one time for Dr. Williams) the executive’s base salary, payable in installments over a twelve month period (in a lump sum for Mr. Nelsen);

•	a proportionate amount (one and a half times the targeted bonus for Mr. Nelsen) of any performance bonus that would have been payable to the relevant executive for the fiscal year in which termination occurs;

•	medical, hospitalization, life and other insurance benefits for the relevant executive and his family for up to two years (except for Mr. Nelsen and Dr. Williams) after the termination date;

•	immediate vesting of stock options with a two year exercise period (or, in the case of Mr. Wolfinger, a three year exercise period); and

•	other vested benefits payable to the relevant executive under the terms of any deferred compensation, retirement, incentive or other benefit plan.

Each of Mr. Mavis’s, Mr. Nelsen’s, Dr. William’s and Mr. Wolfinger’s employment agreements require the relevant executive to comply with worldwide non-compete and confidentiality provisions for two years (one year for Dr. Williams) following termination of employment.

Employment Agreement—Former Employee

None

PERFORMANCE GRAPH

COMPARISON OF FIVE (5) YEAR CUMULATIVE TOTAL RETURN* AMONG DANKA BUSINESS SYSTEMS PLC,** S&P 500 INDEX AND PEER GROUP***

Assumes $100 invested on April 1, 1998 in Danka Business Systems PLC, S&P 500 Index and a peer group. Comparison is made for the five (5) year period from March 31, 1998 to March 31, 2003, with the base measurement point fixed at the close of trading on March 31, 1998. Danka’s fiscal year ends on March 31.

*	Total return assumes reinvestment of any dividends for all companies considered within the comparison and is based on the current four-to-one ratio of our ordinary shares to each American depositary share.

**	Assumes investment in our American depositary shares traded on the Nasdaq SmallCap Market.

***	The peer group consists of Xerox Corp., Ikon Office Solutions Inc. and Global Imaging Systems, Inc., all of which are engaged in the photocopier and office imaging business.

Note: The performance shown on the graph above is not necessarily indicative of future ordinary share or American depositary share price performance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We do not have any relationships and transactions between affiliated parties and us.

Future relationships and transactions, if any, with affiliated parties will be approved by a majority of our independent outside directors and our audit committee and will be on terms no less favorable to us than those that could be obtained from unaffiliated parties.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, officers and holders of more than ten percent (10%) of our ordinary shares to file with the United States Securities and Exchange Commission initial reports of ownership and reports of change in ownership of our ordinary shares and other equity securities. Based solely on our review of Forms 3, 4, and 5 furnished to Danka or written representations from certain persons that no Forms 5 were required for those persons, we believe that during our 2003 fiscal year, all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 applicable to our directors, officers and 10% beneficial owners were timely satisfied.

INDEPENDENT AUDITORS FEES

Audit Fees

The aggregate fees billed to the Company by KPMG for professional services rendered for the audit of the Company’s financial statements for the fiscal year ended March 31, 2003 and for the reviews of the financial statements included in the Company’s quarterly Reports on Form 10-Q, including travel and out-of-pocket expenses for that year are $2.8 million.

Financial Information Systems Design and Implementation Fees

There were no professional services rendered by KPMG in the fiscal year ended March 31, 2003 relating to financial information systems design and implementation. KPMG provides no consulting services to the Company.

All Other Fees

Other than audit fees for the fiscal year ended March 31, 2003 and related costs and expenses, KPMG billed the Company $0.4 million for non-financial statement audit services, such as the review of tax information and statutory audits. KPMG was not employed to provide any internal audit or accounting record-keeping services.

REPORT OF THE AUDIT COMMITTEE

Our board of directors adopted a written charter for our audit committee on October 29, 2003. A copy of the charter is appended to the proxy statement for our 2003 annual general meeting.

Our audit committee consists of five directors. Mr. Riddle, Mr. Haddrill and Mr. McKenna are independent directors for the purposes of the National Association of Securities Dealers’ (“NASD”) listing standards. Mr. Gifford is not independent for the purposes of the NASD listing standards because he has served as our chief executive officer and chairman during the past three years. Mr. Harned is not independent for the purposes of the NASD listing standards because one of the executives in his company is on the human resource (compensation) committee. Our board of directors has determined that Mr. Gifford’s and Mr. Harned’s membership of the audit committee is in the best interests of our company because of Mr. Gifford’s experience of the photocopier industry and their financial and accounting knowledge.

Consistent with the NASD’s independent director and audit committee listing standards, as amended on December 14, 1999, a director will not be considered “independent” if, among other things, he or she is:

•	a director who is employed by the corporation or any of its affiliates for the current year or any of the past three years;

•	a director who accepts any compensation from the corporation or any of its affiliates in excess of $60,000 during the previous fiscal year, other than compensation for board service, benefits under a tax-qualified retirement plan, or non-discretionary compensation;

•	a director who is a member of the immediate family of an individual who is, or has been in any of the past three years, employed by the corporation or any of its affiliates as an executive officer. Immediate family includes a person’s spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law, and anyone who resides in such person’s home;

•	a director who is a partner in, or a controlling shareholder or an executive officer of, any for-profit business organization to which the corporation made, or from which the corporation received, payments (other than those arising solely from investments in the corporation’s securities) that exceed 5% of the corporation’s or business organization’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years; or

•	a director who is employed as an executive of another entity where any of the company’s executives serve on that entity’s compensation committee.

Our audit committee has reviewed and discussed the audited financial statements for our 2003 fiscal year with management and with KPMG. Specifically, the audit committee has discussed with KPMG the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), which includes, among other things:

•	methods used to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates, and the disclosures in the financial statements.

The audit committee has received the written disclosures and the letter from KPMG Audit Plc, required by Independence Standards Board Standard No. 1, Independence Discussions With Audit Committees. The audit committee has considered whether KPMG’s provision of non-audit services to the company is compatible with maintaining KPMG’s independence. Additionally, the audit committee has discussed with KPMG the issue of its independence from the company.

Based on its review of the audited financial statements and the various discussions noted above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2003.

Signed on behalf of the Audit Committee by

J. Ernest Riddle (Chairman)	Christopher B. Harned
Michael B. Gifford	Richard M. Haddrill
W. Andrew McKenna

NO DISSENTERS’ OR APPRAISAL RIGHTS

Ordinary shareholders, convertible participating shareholders and holders of American depositary shares do not have any rights of appraisal or similar rights of dissenters, regardless of whether they vote for or against any resolutions being proposed at our 2003 annual general meeting.

SHAREHOLDERS PROPOSALS

FOR PRESENTATION AT OUR 2004 ANNUAL GENERAL MEETING

If an ordinary shareholder, convertible participating shareholder or a holder of American depositary shares desires to present a proposal for action at the annual general meeting to be held in 2004, and the proposal conforms to the rules and regulations of the Securities and Exchange Commission and is in accordance with other U.S. federal laws and English law, we must have received the proposal by May 26, 2004 to be included in our proxy statement and proxy for the 2004 annual general meeting. This requirement is without prejudice to the rights under the United Kingdom Companies Act of ordinary shareholders and convertible participating shareholders to propose resolutions that may properly be considered at the 2004 annual general meeting.

OTHER BUSINESS

Under our Articles of Association, an ordinary shareholder or convertible participating shareholder can present other business at an annual meeting, including the nomination of candidates for director, only if written notice of the business or candidates is received 48 hours before the meeting. There are other procedural requirements in the Articles of Association pertaining to shareholder proposals and director nominations. Any shareholder may obtain a copy of the Articles of Association without charge by writing to us.

Except as set out in this proxy statement, our board is not aware of any matters that will be presented for consideration at the annual general meeting. If any other matters are properly brought before the annual general meeting including by means of amendment to any resolution, the person named in any proxy submitted by a shareholder may vote as to any such matter as he or she deems fit.

By order of the Board of Directors DANKA BUSINESS SYSTEMS PLC

Paul G. Dumond, Company Secretary

Dated: November 19, 2003

DANKA BUSINESS SYSTEMS PLC

CHARTER AND TERMS OF REFERENCE

OF THE

AUDIT COMMITTEE

OF THE

BOARD OF DIRECTORS

Adopted by Resolution of the Board of Directors

October 29, 2003

This Charter and Terms of Reference (“Charter”) has been adopted by the Board of Directors (the “Board”) of Danka Business Systems PLC (the “Company”) for the sole purpose of setting forth the roles and responsibilities of the Audit Committee (the “Committee”) of the Board.

I.	Qualification for Membership

The Committee shall consist of not fewer than three (3) non-executive members of the Board.

A.	The members of the Committee shall be designated by the Board from time to time, on the recommendation of the Nominations Committee of the Board, in accordance with the requirements set forth in paragraphs B, C and D of this Section I.

B.	Each member of the Committee shall satisfy the independence, experience and financial expertise requirements of the NASD Marketplace Rules and Section 10A of the U.S. Securities Exchange Act of 1934, as amended by the U.S. Sarbanes-Oxley Act of 2002 (the “Exchange Act”), and the rules promulgated thereunder.

C.	Director’s fees (including fees for serving as a member of the Committee or any other committee of the Board) are the only compensation that a Committee member may receive from the Company.

D.	The members of the Committee shall be financially literate and able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. At least one member must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the member’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

II.	Scope

The Committee shall assist the Board in fulfilling its oversight responsibilities by overseeing the accounting and financial reporting processes of the Company and its subsidiaries (“the Group”) and the audits of the financial statements of the Company and the Group. The Committee’s charge is to monitor and review:

1.	the integrity of the Company’s and the Group’s financial statements and related public reports, disclosures and regulatory filings in which the financial statements appear or which relate to the Company’s or the Group’s financial performance;

2.	the Company’s and the Group’s systems of internal control over financial reporting, operations and legal and regulatory compliance;

3.	the performance, qualifications and independence of the Company’s and the Group’s independent auditors and any other registered public accounting firm retained by the Company or the Group;

4.	the performance, qualifications and independence of the Company’s and the Group’s internal audit department; and

5.	compliance with the Company’s ethics policies and applicable legal and regulatory requirements.

III.	Specific Responsibilities

A.	In its capacity as a committee of the Board, the Committee is directly responsible (subject to shareholder ratification, as applicable) for the appointment of, compensation, retention and oversight of the work of the independent auditors and any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company or the Group, and the independent auditors and each such registered public accounting firm must report directly to the Committee.

B.	The Committee shall pre-approve all audit services and permissible non-audit services to be provided to the Company by the independent auditors and any other registered public accounting firm. The Committee may delegate pre-approval of non-audit services to a single member of the Committee. The Committee shall develop the Company’s policy in relation to the provision of non-audit services by the independent auditors, taking into account applicable laws and regulations and relevant ethical guidance.

C.	The Committee shall review and discuss each of the following matters, on such schedule as is determined by the Committee (except as otherwise stated):

1.	the experience and qualifications of the senior members of the independent auditors’ team and the quality control procedures of the independent auditors;

2.	together with the independent auditors, the planning and scope of the independent auditors’ audit of the Company’s and the Group’s financial statements and the discharge of their duties;

3.	the scope of activities and effectiveness of, and the adequacy of resources available to, the internal audit department;

4.	the degree of coordination of the respective activities of the independent auditors and of the internal audit department;

5.	the appointment and replacement of the director of the internal audit department;

6.	the policies and practices of the Company and the Group concerning financial reporting to shareholders and the public, including the reporting of quarterly and year-end results;

7.	the major findings of audits of the Company’s and the Group’s financial condition performed by the independent auditors and the internal audit department and management’s responses thereto;

8.	together with management, the independent auditors and the internal audit department, as applicable, any major issues regarding accounting principles and financial statement presentations, including any significant changes made or proposed to be made in the Group’s selection or application of accounting principles, and any major issues as to the adequacy of the Group’s internal controls and any special audit steps adopted in light of material control deficiencies;

9.	any problems or difficulties that the independent auditors or the internal audit department may have encountered, including (i) any difficulties encountered in the course of audit work, including any restrictions on the scope of activities or access to required information, and any disagreements with management, (ii) any changes required in the planned scope of any audit and (iii) any material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences, and management’s responses thereto;

10.	together with management and the independent auditors, the Company’s annual audited financial statements and quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

11.	the major findings of the audits of the Group’s major employee benefit programs performed by the independent auditors and the internal audit department;

12.	the status of the Company’s and the Group’s tax returns and reports for open years and whether there are any significant items that have been or might be disputed by any taxing authority, including inquiry of the independent auditors as to the adequacy of the related tax reserves; and the policies and programs of the Company and the Group for compliance with any applicable tax laws;

13.	the independent auditors’ judgments about the quality and the acceptability of accounting principles used to prepare the Company’s and the Group’s financial statements, including the independent auditors’ assessment of the effect of alternative GAAP methods on the Company’s and the Group’s financial statements and a description of any transactions as to which management has obtained Statement on Auditing Standards No. 50 letters;

14.	the selection, application and disclosure of critical accounting policies used in the Company’s and the Group’s financial statements;

15.	together with management and the independent auditors, the effect of regulatory and accounting initiatives and off-balance sheet structures on the Company’s and the Group’s financial statements;

16.	a list of issues discussed by the independent auditors with their national office;

17.	together with management and the independent auditors, any correspondence with regulators, governmental agencies or other reports (including employee complaints) which raise material issues regarding accounting, internal accounting controls or auditing matters;

18.	all transactions between the Company or any member of the Group and a related party or affiliate, each of which shall be approved by the Committee;

19.	any proposed waiver of the Company’s code of ethics in respect of its chief executive officer and senior financial officers;

20.	the policies and programs of the Company and the Group for compliance with any applicable laws and regulations of exchanges on which the Company’s securities are listed relating to audit and financial reporting matters, with applicable standards and rules promulgated by the UK Accounting Standards Board, the U.S. Financial Accounting Standards Board, the UK Listing Authority, the London Stock Exchange, the U.S. Securities and Exchange Commission, the U.S. Public Company Accounting Oversight Board and other regulatory or advisory bodies that have jurisdiction over the Company’s or the Group’s financial reporting and audit process;

21.	the procedures established by the Group to establish and monitor its internal financial controls, including controls over the data processing activities and programs for security to protect against computer fraud or misuse;

22.	together with the general counsel of the Company, any legal matter which could have a significant impact on the Company’s or the Group’s financial statements;

23.	any fraudulent activities that have been detected within the Group and notified to the Committee, and which would have a material adverse effect on the Company or the Group;

24.	reports from management, the internal audit department and the independent auditors regarding the conformity of members of the Group with applicable legal requirements and the Group’s code of conduct, including disclosure of insider and affiliated party transactions;

25.	together with management, the Group’s major risk exposures and the steps management has taken to monitor and control such exposures;

26.	earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;

27.	the performance of the Committee, at least annually; and

28.	the Charter at least annually.

If, upon its review, the Committee shall find policies, practices or conditions which give rise to cause for concern or scope for improvement, such matters shall be reported to the Board as and when appropriate together, where applicable, with the Committee’s recommendations on action needed to address the issue or to make improvements.

D.	The Committee shall provide such reports in the circulars or proxy statements of the Company as are required of the Committee by applicable law or exchange regulation (including, without limitation, pursuant to Item 7(d)(3) of Schedule 14A promulgated under the Exchange Act, and Item 306 of Regulation S-K promulgated under the Exchange Act).

E.	Without limitation of anything in the foregoing, the Committee shall discuss with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU §380), as it may be modified or supplemented, shall receive, in connection with any audit by such auditors of financial statements of the Company or the Group, the written disclosures and the letter from the independent auditors regarding the independent auditors’ independence required by Independence Standards Board Standard No. 1, as it may be modified or supplemented, and shall discuss with the independent auditors the independent auditors’ independence. The Committee shall also take into consideration relevant UK professional and regulatory requirements regarding the independent auditors’ independence and objectivity.

F.	The Committee shall, at least annually, obtain and review a report by the independent auditors describing: the independent auditors’ internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues and all relationships between the independent auditors and the Group. The Committee shall evaluate the qualifications, performance and independence of the independent auditors, including a review and evaluation of the lead partner of the independent auditors and taking into account the opinions of management and the internal audit department.

G.	The Committee shall obtain from the independent auditors assurances that paragraph (b) of Section 10A of the Exchange Act has not been implicated.

H.	The Committee shall, based on its reviews, discussions and other actions taken as described above, determine whether it shall recommend to the Board that the annual financial statements for any fiscal year of the Company be included in the Company’s Annual Report on Form 10-K for such fiscal year; and shall so recommend such inclusion if the Committee determines to do so.

I.	The Committee shall recommend to the Board and periodically review guidelines for the hiring by the Group of employees of the independent auditors who were engaged on the Group’s account.

J.	The Committee shall establish and periodically review procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

IV.	Procedures and Funding

A.	The Committee shall meet at least four (4) times a year in accordance with an established schedule and special meetings may be called by the chairman of the Committee or by any two other members as deemed appropriate by them. The Committee shall meet periodically with management, the independent auditors and the director of the internal audit department in separate executive sessions in furtherance of its purposes. The Committee may meet with other employees of the Group as the Committee shall determine appropriate. In addition, but not in lieu of any of the meetings described in the immediately preceding sentence, the Committee may take action through further meetings or through a written consent in lieu of any special meeting.

B.	A number of members of the Committee equal to at least a majority of the whole Committee shall constitute a quorum for the transaction of any business by the Committee, whether at a meeting or by written consent.

C.	The Committee shall report its activities to the full Board whenever the approval of the Board is required or when Committee members determine that a matter necessitates deliberation or inquiry by the full Board. In addition, the Board may call for a report of the Committee at any time, as determined by the Board.

D.	The Committee shall utilize adequate Group resources to conduct, or have conducted, such regular and special reviews and examinations as are necessary to fulfill its responsibilities. The Committee may engage, and determine funding for, outside counsel, accounting and other experts and advisors as it determines necessary to carry out its duties. The Committee shall have the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities and to retain outside advisors to assist in the conduct of any investigation.

E.	The Company shall provide for appropriate funding, as determined by the Committee, for payment of (i) compensation to the independent auditors and any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company; (ii) compensation to any advisers engaged by the Committee under paragraph IV(D) above; and (iii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

V.	Limitations on Scope

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty or responsibility of the Committee to plan or conduct audits or to determine that the Company’s and the Group’s financial statements are true and fair or in accordance with generally accepted accounting principles as applied in the United States or the United Kingdom. These are the responsibility of the independent auditors, and management and the Board, respectively.

VI.	Public Filing of Charter

To the extent required by the rules and regulations of the Securities and Exchange Commission (including, without limitation, Item 7(d)(3) of Schedule 14A promulgated under the Exchange Act), this Charter shall be publicly filed as an appendix to the proxy statements of the Company with respect to Annual General Meetings of the shareholders of the Company.

VII.	Minutes

The proceedings and decisions of the Committee shall be recorded in minutes, which shall be circulated to all members of the Committee for approval prior to their signature by the Chairman of the Committee and then circulated to the members of the Board. The Company Secretary shall be the Secretary of the Committee.

VIII.	Members

As of the date of adoption of this Charter, the members of the Audit Committee are as follows:

DANKA BUSINESS SYSTEMS PLC

Annual General Meeting—Proxy Form

Ordinary Shareholders

I/We: (full name(s) in block capital letters please)

of (address)

being (a) member(s) of the above-mentioned Company, hereby appoint the Chairman of the Annual General Meeting/or                                               as my/our proxy to vote for me/us on my/our behalf at the Annual General Meeting of Danka Business Systems PLC (“Danka”) to be held at the Office of Weber Shandwick Square Mile, Fox Court, 14 Gray’s Inn Road, London WC1X 8WS at 2 p.m. London time on 12th December, 2003 and at any adjournment thereof. Unless otherwise instructed, the proxy may vote as he thinks fit or abstain from voting in respect of any other business (including amendments to resolutions) which may properly come before the Annual General Meeting. I/We request such proxy to vote on the following resolutions as indicated below:

		For	Against
Please indicate with an “X” in the appropriate box how you wish the proxy to vote. In the absence of any instruction, the proxy will vote or abstain as he thinks fit.	1. To re-elect Jaime W. Ellertson as a director
2. To re-elect J. Ernest Riddle as a director
3. To re-elect James L. Singleton as a director
4. To appoint the auditors and authorise the Board of Directors to fix their remuneration
5. To authorise the Board of Directors to allot securities up to an aggregate nominal amount of £851,299
6. To empower the Board of Directors to allot securities, subject to certain limitations, without providing certain pre-emptive rights
7. To approve the directors’ remuneration report for the year ended 31st March, 2003

Dated:                                                                                                                                                                                                       2003

Signed:

Notes:

1.	To be effective this form must be deposited with Danka’s Registrars, Computershare Investor Services PLC, PO Box 1075, Bristol BS99 3FA not later than 2 p.m. London time on 10th December, 2003, together with any power of attorney or other authority (if any) under which it is signed or a notarially certified copy thereof or a copy certified in accordance with the Powers of Attorney Act 1971. Members who are not resident in the United Kingdom will need to attach appropriate postage to the reverse of this card in order to ensure that their form is received in time.
2.	Where the member is a corporation, this form must be executed under seal or by an officer or attorney duly authorized by the corporation.
3.	In the case of joint holders, any of them can sign and submit a proxy form but where more than one joint holder does so, the form submitted by the senior will be accepted to the exclusion of the others, seniority being determined for these purposes by the order in which the names stand on the Register in respect of each share.
4.	A member may appoint one or more proxy(ies) of his own choice in which case the words “the Chairman of the Annual General Meeting/or” should be deleted, and the name(s) of the person(s) appointed as proxy(ies) should be inserted in the space provided. A proxy need not be a member of Danka.
5.	Deposit of an instrument of proxy does not preclude a member from attending and voting in person at the meeting or any adjournment thereof.

DANKA BUSINESS SYSTEMS PLC

Annual General Meeting—Proxy Form

6.50% Senior Convertible Participating Shareholders

I/We: (full name(s) in block capital letters please)

of (address)

being (a) member(s) of the above-mentioned Company, hereby appoint the Chairman of the Annual General Meeting/or                                               as my/our proxy to vote for me/us on my/our behalf at the Annual General Meeting of Danka Business Systems PLC (“Danka”) to be held at the Office of Weber Shandwick Square Mile, Fox Court, 14 Gray’s Inn Road, London WC1X 8WS at 2 p.m. London time on 12th December, 2003 and at any adjournment thereof. Unless otherwise instructed, the proxy may vote as he thinks fit or abstain from voting in respect of any other business (including amendments to resolutions) which may properly come before the Annual General Meeting. I/We request such proxy to vote on the following resolutions as indicated below:

		For	Against
Please indicate with an “X” in the appropriate box how you wish the proxy to vote. In the absence of any instruction, the proxy will vote or abstain as he thinks fit.	1. To re-elect Jaime W. Ellertson as a director
2. To re-elect J. Ernest Riddle as a director
3. To re-elect James L. Singleton as a director
4. To appoint the auditors and authorise the Board of Directors to fix their remuneration
5. To authorise the Board of Directors to allot securities up to an aggregate nominal amount of £851,299
6. To empower the Board of Directors to allot securities, subject to certain limitations, without providing certain pre-emptive rights
7. To approve the directors’ remuneration report for the year ended 31st March, 2003

Dated:                                                                                                                                                                                                       2003

Signed:

Notes:

1.	To be effective this form must be deposited with Danka at its registered office, 107 Hammersmith Road, London W14 0QH not later than 2 p.m. London time on 10th December, 2003, together with any power of attorney or other authority (if any) under which it is signed or a notarially certified copy thereof or a copy certified in accordance with the Powers of Attorney Act 1971.
2.	Where the member is a corporation, this form must be executed under seal or by an officer or attorney duly authorized by the corporation.
3.	In the case of joint holders, any of them can sign and submit a proxy form but where more than one joint holder does so, the form submitted by the senior will be accepted to the exclusion of the others, seniority being determined for these purposes by the order in which the names stand on the Register in respect of each share.
4.	A member may appoint one or more proxy(ies) of his own choice in which case the words “the Chairman of the Annual General Meeting/or” should be deleted, and the name(s) of the person(s) appointed as proxy(ies) should be inserted in the space provided. A proxy need not be a member of Danka.
5.	Deposit of an instrument of proxy does not preclude a member from attending and voting in person at the meeting or any adjournment thereof.

DANKA BUSINESS SYSTEMS PLC

Instructions to THE BANK OF NEW YORK, as Depositary

(Must be received by 5:00 P.M. Eastern Time on December 5, 2003)

The undersigned Owner of American Depositary Receipts hereby requests and instructs The Bank of New York, as Depositary, to endeavor, insofar as practicable, to vote or cause to be voted the Deposited Securities represented by such Receipts registered in the name of the undersigned on the books of the Depositary as of the close of business on November 5, 2003 at the Annual General Meeting of Danka Business Systems PLC to be held in London, England, on December 12, 2003 in respect of the resolutions specified in the Notice of the Annual General Meeting.

NOTE:

Instructions as to voting on the specified resolutions should be indicated by an “X” in the appropriate box. The Depositary shall not vote or attempt to exercise the right to vote that attaches to the Shares or other Deposited Securities other than in accordance with such instructions. If the Depositary does not receive instructions from the Owner of American Depositary Receipts, the Depositary shall give discretionary proxy for the shares evidenced by such Receipt to a person designated by the Issuer.

DANKA BUSINESS SYSTEMS PLC

P.O. BOX 11484

NEW YORK, N.Y. 10203-0484

(Continued and to be dated and signed on the reverse side.)

[Reverse]

Resolutions		For	Against
1.	To re-elect Jaime W. Ellertson as a director
2.	To re-elect J. Ernest Riddle as a director
3.	To re-elect James L. Singleton as a director
4.	To appoint the auditors and authorize the Board of Directors to fix their remuneration
5.	To authorize the Board of Directors to allot securities up to an aggregate nominal amount of £851,299
6.	To empower the Board of Directors to allot securities, subject to certain limitations, without providing certain pre-emptive rights
7.	To approve the directors’ remuneration report for the year ended 31st March, 2003

Mark box at right if an address change or comment has been noted ☐
on the reverse side of this card.

The Voting Instructions must be signed by the person in whose name the relevant Receipt is registered on the books of the Depositary. In the case of a Corporation, the Voting Instructions must be executed by a duly authorized Officer or Attorney. In the case of joint holders, the signature of any one will suffice.

Dated , 2003

Signature
Votes MUST be indicated (x) in black or blue ink.

Please mark, sign, date and return the voting instruction card promptly using the enclosed envelope.